EXHIBIT 10.77

Stock purchase agreement
by and among
Knob Creek Acquisition Corp.,
(a Tennessee corporation)

Digirad Corporation,
(a Delaware corporation)
Project Rendezvous Acquisition Corporation,
(a Delaware corporation)
and
DMS Health Technologies, Inc.
(a North Dakota Corporation)
Dated as of October 30, 2020

1

2

3

12.13. Counterparts; Electronic Delivery	72
12.14. Waiver of Privilege	72
12.15. Conflict Waiver	72

EXHIBITS:
Exhibit A – Escrow Agreement
4

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement, dated as of October 30, 2020 (this “Agreement”), is entered into by and among Knob Creek Acquisition Corp., a Tennessee corporation (“Buyer”), Digirad Corporation, a Delaware corporation (“Parent”), Project Rendezvous Acquisition Corporation, a Delaware corporation (“Seller”), and DMS Health Technologies, Inc., a North Dakota corporation (the “Company”). Unless the context requires otherwise, terms and phrases with their initial letters capitalized used but not otherwise defined in this Agreement shall have the meanings given to them in ARTICLE XI.
RECITALS
A.    Seller is the record and beneficial owner of all of the issued and outstanding shares of Class A Common Stock, $0.50 par value per share, and Class B Common Stock, $0.50 par value per share, of the Company (collectively, the “Shares”).
B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to the Shares, pursuant to the terms and subject to the conditions hereof (the “Acquisition”).
C.    Parent, Seller, the Company and Buyer desire to make certain representations, warranties and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition as provided herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and agreements contained herein, the Parties hereby agree as follows:
Article I.
PURCHASE AND SALE OF SHARES
i..Purchase and Sale of Shares. At the Closing, and pursuant to the terms and subject to the conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to the Shares, free and clear of all Liens. The aggregate purchase price for the Shares shall be an amount equal to the Net Initial Purchase Price, subject to adjustment as provided herein.
ii..Closing. The closing (the “Closing”) of the Acquisition shall take place via the electronic exchange of documents and signatures on the later of January 4, 2021 and three (3) Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction and waiver of such conditions), or on such other date and place as Buyer and Seller may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date,” and the Closing shall be effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date.

Article II.
PURCHASE PRICE
i..Payments by Buyer at Closing. On the Closing Date, Buyer shall make the following payments by wire transfer of immediately available funds:
(1)to Seller, an amount equal to the Net Initial Purchase Price, minus the Indemnity Escrow Amount;
(2)to the Escrow Agent, the Indemnity Escrow Amount by wire transfer of immediately available funds to the account(s) designated by the Escrow Agent pursuant to the Escrow Agreement;
(3)on the Company’s behalf, the amount necessary to repay in full the amount of all Debt (other than any SBA PPP Loans that remain outstanding with respect to which no final forgiveness determination has been made by the SBA) required to be paid at Closing as set forth in Payoff Letters to be delivered by the Company to Buyer not less than two (2) Business Days prior to the Closing Date, such payments to be remitted to the accounts and in the amounts specified in such Payoff Letters;
(4)on the Company’s behalf, the amount necessary to pay the Transaction Expenses that remain unpaid as of the Closing, such payments to be remitted to the accounts and in the amounts specified by the Company not less than two (2) Business Days prior to the Closing Date; and
(5)to the SBA PPP Loan Lender, the SBA PPP Loan Escrow Amount, if any, in accordance with Section 6.14.
ii..Closing Net Working Capital and Closing Cash Adjustments.
(1)No less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to Buyer the Company’s good faith estimate of (i) the Closing Net Working Capital as of the anticipated Closing Date (the “Estimated Closing Net Working Capital”) and (ii) the Closing Cash as of the anticipated Closing Date (the “Estimated Closing Cash”). The Company’s estimates shall be prepared in accordance with GAAP in the manner applied in the preparation of the Company Financial Statements.
(2)Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s determination of (i) the Closing Net Working Capital and (ii) the Closing Cash (the “Closing Statement”) showing in reasonable detail any and all changes reflected therein from the amounts reflected in the statement of Estimated Closing Net Working Capital and the statement of Estimated Closing Cash delivered pursuant to Section 2.2(a). The Closing Statement shall be based upon the books and records of the Company and shall be prepared in accordance with GAAP in the manner applied in the preparation of the Company Financial Statements.

(3)The Closing Statement shall be final and binding on the Parties unless Seller delivers to Buyer a written notice of disagreement with the Closing Statement within sixty (60) days following the receipt thereof. Such written notice shall describe the nature of any such disagreement in reasonable detail, identifying the specific items as to which Seller disagrees and shall be accompanied by reasonable supporting documentation. During such sixty (60) day period, Buyer shall cause the Company and its Subsidiaries to provide Seller and its advisors with reasonable on-site access and access via telephone and e-mail communications and transmissions during regular business hours and upon reasonable notice to all relevant books and records and employees (including key accounting and finance personnel) of the Company and its Subsidiaries to the extent necessary to review the matters and information used to prepare and to support the Closing Statement, all in a manner not unreasonably interfering with the business of the Company and its Subsidiaries. If Seller delivers a notice of disagreement in a timely manner, then Seller and Buyer shall attempt to resolve all such matters identified in such notice. If Seller and Buyer are unable to resolve all such disagreements within thirty (30) days after the receipt by Buyer of the notice of disagreement (or such longer period as may be agreed by Buyer and Seller), then the remaining disputed matters shall be promptly submitted to the Accounting Arbitrator for binding resolution. The Accounting Arbitrator will consider only those items and amounts set forth in the Closing Statement as to which Buyer and Seller have disagreed, shall resolve such disagreements in accordance with the terms and provisions of this Agreement and shall not resolve any particular amount in dispute to be an amount less than the lowest amount claimed by one of the parties or an amount higher than the highest amount claimed by one of the parties. The Accounting Arbitrator shall issue a written report containing a final Closing Statement setting forth its determination of the Closing Net Working Capital and the Closing Cash, which determination shall be final and binding upon Buyer and Seller. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items shall be paid by Seller and by Buyer based on the relative success of their positions as compared to the final determination of the Accounting Arbitrator. (By way of example, if Buyer has taken the position that the Closing Net Working Capital was $1,000,000 less than the Estimated Closing Net Working Capital and Seller has taken the position that the Closing Net Working Capital was $500,000 greater than the Estimated Closing Net Working Capital (and the Parties had otherwise agreed on the Closing Cash) and the Accounting Arbitrator finally determines that the Closing Net Working Capital was equal to the Estimated Closing Net Working Capital, then Buyer shall pay two thirds of the fees and expenses of the Accounting Arbitrator and Seller shall pay one third of the fees and expenses of the Accounting Arbitrator.) Buyer and Seller shall, and Buyer shall cause the Company to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Statement as promptly as reasonably practicable.
(4)If the amount equal to the Closing Net Working Capital plus the Closing Cash, as finally determined in accordance with Section 2.2(c), is less than the amount equal to the Estimated Closing Net Working Capital plus the Estimated Closing Cash (a “Working Capital Decrease”), then the amount of such Working Capital Decrease shall be paid by Seller or Parent within five (5) Business Days after the final determination of the Closing Net Working

Capital and the Closing Cash to Buyer in the amounts set forth on a written notice delivered by Buyer, which shall also include appropriate wire instructions. If the amount equal to Closing Net Working Capital plus Closing Cash, as finally determined in accordance with Section 2.2(c), is greater than the amount equal to the Estimated Closing Net Working Capital plus the Estimated Closing Cash (a “Working Capital Increase”), then the amount of such Working Capital Increase shall be paid by Buyer or the Company by wire transfer within five (5) Business Days after the final determination of the Closing Net Working Capital and the Closing Cash to Seller in the amounts set forth on a written notice delivered by Seller, which shall also include appropriate wire instructions. All amounts paid pursuant to this Section 2.2(d) shall be calculated as an adjustment to the Net Initial Purchase Price.
iii..Escrow Arrangements.
(1)At the Closing, Seller and Buyer shall enter into an Escrow Agreement with the Escrow Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which, among other things, Buyer shall deposit an amount in cash equal to the Indemnity Escrow Amount in the Escrow Account in order to provide Buyer with a source of funds for satisfaction of any amounts owing from Seller or Parent to any Buyer Indemnified Party resulting from Losses required to be indemnified by Seller and Parent under Article IX.
(2)Distributions from the Indemnity Escrow Account to Seller or Buyer, as applicable, shall be made as provided in this Agreement and the Escrow Agreement.
iv..Withholding; Deductions. Each of Buyer and the Company, as applicable, shall be entitled to deduct and withhold from any amounts payable by it pursuant to this Agreement any withholding Taxes or other amounts required by Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid prior to the Closing to the Person in respect of which such deduction and withholding was made. The Company shall claim all properly-allowable Income Tax deductions with respect to the payment of any Transaction Expenses and the payment of any Debt, in each case at or within 75 days following the Closing, on the final Tax Returns for the Tax period ending on the Closing Date, and Buyer shall not take any action, or permit the Company to take any action inconsistent therewith.
Article III.
REPRESENTATIONS AND WARRANTIES AS TO PARENT AND SELLER
Subject to such exceptions as are disclosed in the disclosure letter dated the date of this Agreement and delivered herewith to Buyer (the “Disclosure Letter”) referencing the appropriate Section or subsection of this ARTICLE III (or as may be otherwise reasonably apparent as responsive to any other Section of this ARTICLE III), Parent and Seller hereby represent and warrant to Buyer, on a joint and several basis, as follows:
i..Authority. Each of Parent and Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Seller has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by Parent and Seller of this Agreement and the consummation of the transactions contemplated to be performed by it under this Agreement have been duly authorized by all necessary and proper action on the part of each of Parent and Seller. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Seller, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.
ii..No Conflict. The execution, delivery and performance by Parent and Seller of this Agreement and the consummation by Parent and Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (i) result in the creation or imposition of any Lien upon the Shares, (ii) conflict with the Constitutional Documents of Parent or Seller, as amended to date, or (iii) result in a material breach or violation of, the terms, conditions or provisions of, or constitute a material default or event of default, or create a right of acceleration, termination or cancellation or a loss of any material rights under any material Contract of Parent or Seller or any Law, Permit or Judgment to which Parent, Seller or the Shares are subject (excluding, in the case of this clause (iii), any such Law, Permit or Judgment the violation of which, and any Contract the acceleration, termination or cancellation or a loss of which, individually or in the aggregate, has not (A) given, and would not reasonably be expected to give, rise to a material liability to Parent, Seller or their Subsidiaries (B) materially and adversely affected, and would not reasonably be expected to affect, their ability to operate their businesses as presently conducted in compliance with applicable Law, or (C) materially impaired, and would not reasonably be expected to materially impair, their ability to perform and comply in all material respects with all of their respective obligations under this Agreement and to consummate the transactions contemplated hereby).
iii..Title to Shares. Seller is a wholly-owned, indirect subsidiary of Parent. Seller is the record and beneficial owner of all of the Shares, free and clear of all Liens and restrictions on transfer other than those arising under federal or state securities laws or as set forth on Section 3.3 of the Disclosure Letter. Other than with respect to securities law restrictions, no legends or other reference to any purported Lien appears upon any Certificate representing the Shares. There are no Contracts or other agreements relating to sale or transfer of the Shares other than this Agreement. At the Closing, assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, Seller shall transfer to Buyer good and marketable title to the Shares, free and clear of all Liens.
iv..No Legal Action. There is no Legal Action pending, or to the knowledge of Parent or Seller threatened, against or affecting Seller, Parent or any of their respective properties or assets or otherwise that would reasonably be expected to have a material adverse effect on the ability of either Parent or Seller to perform its respective obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner or that in any manner draws into question the validity of this Agreement.

v..Solvency. Each of Seller and Parent (individually and on a consolidated basis with their respective Subsidiaries) is, and immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated by this Agreement, (i) will be able to pay its respective debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due and payable, (ii) will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud current creditors of Parent, Seller or any of their respective Subsidiaries or Affiliates.
vi..No Other Representations. Except for the representations and warranties made in this ARTICLE III and ARTICLE IV or in the Transaction Documents, neither Parent, Seller nor any other Person (including any Subsidiary of the Company or any director, officer, manager, employee, Affiliate, advisor, agent or other representative of the Company, any Subsidiary of the Company) makes or has made any representation or warranty, express or implied, relating or with respect to this Agreement or the transactions contemplated hereby to Buyer or any other Person. Except as set forth in ARTICLE IX with respect to intentional fraud or willful misconduct, neither the Company, any of its Subsidiaries, nor any of their respective stockholders, directors, officers, managers, employees, Affiliates, advisors, agents or other representatives, will have or be subject to any liability to Buyer or any other Person resulting from the use by Buyer or its representatives or advisors of any financial information, financial projections, forecasts, budgets or any other document or information furnished to Buyer or any other Person (including information in the “data site” maintained by the Company or Olshan or provided in any formal or informal management presentation); provided, however, that the foregoing does not limit Buyer’s rights to recovery set forth in ARTICLE IX based on any breach of any of the representations and warranties expressly made in this ARTICLE III and in ARTICLE IV.
Article IV.
REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY
Subject to such exceptions as are disclosed in the Disclosure Letter referencing the appropriate Section or subsection of this ARTICLE IV (or as may be otherwise reasonably apparent as responsive to any other Section of this ARTICLE IV), Parent and Seller hereby represent and warrant to Buyer, on a joint and several basis, as follows:
i..Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Dakota. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyer a true, correct and complete copy of its Constitutional Documents (each as amended to date) and minute books of the Company. The Company is not in violation of its Constitutional Documents.
ii..Organization and Qualification of Subsidiaries. Section 4.2 of the Disclosure Letter sets forth a complete list indicating, as of the date of this Agreement, each direct and indirect Subsidiary of the Company, and with respect to each such Subsidiary of the Company: the type of entity of such Subsidiary, and the jurisdictions of organization and foreign qualification of such Subsidiary. Except for the Subsidiaries listed on Section 4.2 of the Disclosure Letter, the Company does not have any direct or indirect equity investment or other investment in any Person. Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of incorporation or formation. Each Subsidiary of the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyer a true, correct and complete copy of each of its Subsidiaries’ Constitutional Documents, each as amended to date, and minute books. None of the Company’s Subsidiaries is in violation of its Constitutional Documents in any material respect.
iii..Capitalization. Section 4.3 of the Disclosure Letter lists a true, correct and complete list of (i) the authorized Equity Securities of the Company, (ii) the number and kind of Equity Securities of the Company that are issued and outstanding as of the date of this Agreement, (iii) the names of each of the holders of such Equity Securities and the respective number and kind of Equity Securities of the Company held by such holder and (iv) the equity holders of each of the Company’s Subsidiaries and the number of each such Subsidiary’s Equity Securities held by each such equity holder. All of the outstanding Equity Securities of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights or in violation of any applicable Federal or state securities Laws. Except for rights granted to Buyer under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting, dividend, ownership or transfer rights of any Equity Securities of the Company or any of its Subsidiaries. Immediately prior to the Closing, the Company will not have any outstanding Equity Securities other than the Shares. Except as set forth in Section 4.3 of the Disclosure Letter, the Equity Securities of the Company and its Subsidiaries are not subject to any Liens or restrictions on transfer and no legends or other reference to any purported Lien appears upon any Certificates representing the Shares, in each case except for securities law restrictions. All of the outstanding Equity Securities of the

Company and its Subsidiaries have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to the Company and the Subsidiaries and their respective Equity Securities. All of the outstanding Equity Securities of each Subsidiary of the Company are owned, beneficially and of record, by either the Company or another Subsidiary of the Company.
iv..Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated to be performed by it under this Agreement have been duly authorized by all necessary and proper corporate action on the part of the Company. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.
v..No Conflict. Subject to the receipt of the consents listed in Section 4.6(a) and Section 4.6(b) of the Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (i) result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with the Constitutional Documents of the Company or any of its Subsidiaries, each as amended to date, or (iii) result in a breach or violation of the terms, conditions or provisions of, or constitute a default or event of default, or create a right of acceleration, termination or cancellation or a loss of any rights under any Company Material Contract or any Law, Permit or Judgment to which the Company, any of its Subsidiaries or any of their respective properties or assets are subject (excluding, in the case of this clause (iii), any such Law, Permit or Judgment the violation of which, individually or in the aggregate, has not (A) given, and would not reasonably be expected to give, rise to a material liability to the Company or its Subsidiaries, or (B) materially and adversely affected, and would not reasonably be expected to materially and adversely affect, their ability to operate their businesses as presently conducted in compliance with applicable Law in all material respects, or (C) materially impaired, and would not reasonably be expected to materially impair, their ability to perform and comply in all material respects with all of their respective obligations under this Agreement and to consummate the transactions contemplated hereby).
vi..Consents.
(1)Section 4.6(a) of the Disclosure Letter lists each material consent, waiver, approval or authorization of, and each material registration, declaration and filing with, and each material notice to, any Governmental Entity that is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any filings that are required under any applicable federal or state securities Law.

(2)Section 4.6(b) of the Disclosure Letter lists each material consent, waiver, approval or authorization of, and each material notice to, any counterparty to a Company Material Contract, a Material Lease, or a Contract required to be listed on Section 4.12(e) of the Disclosure Letter, that is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to prevent a breach of such Contract or prevent the counterparty from having the right to terminate such Contract.
vii..Financial Statements and Financial Matters.
(1)Section 4.7(a) of the Disclosure Letter sets forth true, correct and complete copies of (i) unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, December 31, 2018 and December 31, 2017, and the related unaudited consolidated statements of operations and (accumulated deficit) retained earnings and modified cash flows of the Company and its Subsidiaries for each of the twelve-month periods ended December 31, 2019, December 31, 2018 and December 31, 2017, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2020 (the “2020 Company Balance Sheet”), and the related unaudited consolidated statements of operations and (accumulated deficit) retained earnings and modified cash flows of the Company and its Subsidiaries for the nine-month period ended September 30, 2020 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the absence of footnotes, and in accordance with the Company’s and its Subsidiaries’ books and records. The Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financial Statements, to normal year-end adjustments.
(2)All accounts and notes receivable of each of the Company and its Subsidiaries (collectively, the “Accounts Receivable”) represent valid balances arising from bona fide arm’s length transactions actually made by them in the Ordinary Course of Business. Except as set forth in Section 4.7(b) of the Disclosure Letter, all Accounts Receivable (i) to the Company’s Knowledge, are collectible (net of reserves reflected in the 2020 Company Balance Sheet), (ii) represent legal, valid and binding obligations for services actually performed or products delivered by such Company and are enforceable in accordance with their terms, (iii) are not subject to any Legal Action, and (iv) are not subject to any further performance by the Company or its Subsidiaries for such accounts receivable to be payable by the account debtor thereof. Except as set forth in Section 4.7(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries have received written notice of a request or agreement for deduction or discount with respect to any of such accounts receivable.
(3)All accounts payable of each of the Company and its Subsidiaries represent valid balances arising from bona fide arm’s length transactions actually made by a Company in the Ordinary Course of Business.

(4)All inventory of each of the Company and its Subsidiaries is (i) of a quality and quantity (taking into account applicable Contract requirements) usable and salable in the Ordinary Course of Business, (ii) not obsolete, misbranded, damaged or otherwise restricted from or not saleable in commerce under applicable Law, (iii) adequate in order for the Company to conduct the Business in the Ordinary Course of Business, and (iv) not defective. The quantities of each item of inventory of the Company are not excessive (taking into account applicable Contract requirements), but are reasonable in the circumstances of the Business. The inventory of each Company is valued at the lower of cost or market as determined by the average cost method. All inventory of the Company (other than inventory in transit in the Ordinary Course of Business) is located on the Owned Real Property, except as set forth on Section 4.7(d) of the Disclosure Letter.
(5)The Company and each of its Subsidiaries maintain systems of internal controls and procedures concerning financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including but not limited to internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with management’s and directors’ general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements of the Company or its Subsidiaries in conformity with GAAP and maintain accountability for assets and such records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; and (iii) the recorded accountability for assets (which, for the avoidance of doubt, includes the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the Company’s and its Subsidiaries’ respective financial statements) is maintained at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies (as such term is defined in Regulation S-X under the Securities Act) in the Company and its Subsidiaries’ internal controls likely to adversely affect the Company and its Subsidiaries’ ability to record, process, summarize and report financial information. To the Company’s Knowledge, there has not been any fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in its internal controls over financial reporting. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.
viii..No Undisclosed Liabilities. Except as set forth in Section 4.8 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities of a kind required to be disclosed on a balance sheet under GAAP other than liabilities (i) reflected or reserved against on the Company Financial Statements or the notes thereto, (ii) trade or accounts payable incurred after the Balance Sheet Date in the Ordinary Course of Business that will be paid or satisfied prior to the Closing, (iii) executory obligations under a Contract (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time, or both, would result in a breach, thereof by the Company or any of its Subsidiaries), (iv) included in the final calculation of Closing Net Working Capital, or (v) that are Transaction Expenses.
ix..Absence of Certain Changes. Since the date of the 2020 Company Balance Sheet (the “Balance Sheet Date”), (a) there have not been any events, occurrences, changes, developments or circumstances which would have, or reasonably be anticipated to have, a Company Material Adverse Effect, and (b) none of the Company and its Subsidiaries have taken any action of the type referred to in Section 6.1.
x..Assets and Properties. Except as set forth in Section 4.10 of the Disclosure Letter, the Company and its Subsidiaries have good and valid (and, in the case of Owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all of their respective real property and tangible personal assets and properties (including all such assets and properties reflected on the 2020 Company Balance Sheet, other than assets and properties disposed of in the Ordinary Course of Business since the Balance Sheet Date) free and clear of any Liens, other than Permitted Liens. The assets owned or leased by the Company (including all imaging equipment) are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and have been maintained in the Ordinary Course of Business. Each item of tangible personal property included among the assets of each of the Company and its Subsidiaries: (a) is in good operating condition and repair, ordinary wear and tear excepted, is adequately serviced by required utilities and is adequate for the uses to which it is being put; and (b) is free of physical, mechanical and structural defect and does not need maintenance or repair, except for ordinary, routine maintenance and repair that is not material in nature or cost. Section 4.10 of the Disclosure Letter contains and correct and complete list of all tangible personal property owned by the Company or any of its Subsidiaries with a net book value in excess of $10,000 as of the 2020 Company Balance Sheet Date. Since the 2020 Company Balance Sheet Date, the Company has not sold, leased or otherwise disposed of any of the tangible personal property required to be listed in Section 4.10 of the Disclosure Letter other than in the Ordinary Course of Business.
xi..Owned and Leased Real Property.
(1)Section 4.11(a) of the Disclosure Letter contains (i) a correct and complete list (including address, record owner, legal description, duration of ownership and description of uses) of all interests in real property owned by the Company or any of its Subsidiaries (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property are collectively referred to herein as the “Owned Real Property”) and (ii) a correct and complete description of all leases, licenses, permits, subleases and occupancy agreements or arrangements, together with any amendments thereto (each a “Real Property Lease” and collectively, the “Real Property Leases”), with respect to real property which the Company or any of its Subsidiaries are a party to, bound by or enjoy the benefits of (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), including the address and a description of uses by the Company and its Subsidiaries of the Leased Real Property.
(2)Except as set forth in Section 4.11(a) of the Disclosure Letter, there are no leases, subleases, licenses, occupancy agreements, options to purchase, rights of first refusal, rights of first offer, conditional sales or similar rights with respect to any of the Owned Real Property and, to the Company’s Knowledge, any of the Leased Real Property (other than the Real Property Leases), and there are no parties in possession of the Real Property other than the Company or its Subsidiaries.
(3)The Company and its Subsidiaries own good, valid and marketable title to each parcel of the Owned Real Property in which it has an interest, in each case free and clear of any Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has received any written notice since the Acquisition Date that it has violated, in any material respect, any Law applicable to the ownership or operation of the Owned Real Property or any covenant, condition, easement or restriction of record affecting any of the Owned Real Property, except for those violations that have been cured in all material respects.
(4)Except as set forth in Section 4.11(a) of the Disclosure Letter, the Real Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used or occupied by the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries. All of the Real Property has access to public roads and to all utilities necessary for the operation of the business of the Company and its Subsidiaries as now conducted. Since the Acquisition Date, neither the Company nor any of its Subsidiaries have received any written notice of any material discontinuation of presently available or otherwise necessary access, sewer, water, electric, gas, telephone or other utilities or services for the Real Property and, to the Company’s Knowledge, there do not exist any adverse claims to such access, sewer, water, electric, gas, telephone or other utilities or services that would materially adversely affect the use currently being made of such access, sewer, water, electric, gas, telephone or other utilities or services. All public utilities required for the operation of the Real Property by the Company and its Subsidiaries and necessary for the conduct of the business of the Company and its Subsidiaries are installed and operating in all material respects, and all installation and connection charges, to the Company’s Knowledge are paid in full.
(5)There is no pending or, to the Company’s Knowledge, threatened Legal Action regarding condemnation or other eminent domain matter affecting any of the Owned Real Property or any sale or other disposition of any of the Owned Real Property in lieu of condemnation.
(6)Each parcel of the Owned Real Property is assessed separately from all other adjacent property for purposes of real estate taxes. No action seeking a reduction in real estate taxes imposed upon the Owned Real Property or the assessed valuation thereof (or any portion thereof) (i) has been settled since the Acquisition Date or (ii) is currently pending.

(7)True, correct and complete copies of all material plans and specifications relating to the Real Property in the possession or control of the Seller have been made available to Buyer.
(8)Neither the Company nor any of its Subsidiaries has any existing or executory oral or written agreement with any real estate broker, agent or finder with respect to the Real Property.
(9)Except for Permitted Liens, to the Company’s Knowledge, no Person (other than the Company or any of its Subsidiaries) has any interest in, or rights to, the mineral, oil, gas, and other natural resources arising from the Owned Real Property.
(10)All of the Owned Real Property (i) since the Acquisition Date, has been maintained in accordance with historical practices of the Company and its Subsidiaries since the Acquisition Date, with, to the Company’s Knowledge, no material items of deferred maintenance or capital expenditures, and (ii) is adequate and, to the Company’s Knowledge, suitable for the purposes for which it is presently being used. To the Company’s Knowledge, there are no material structural defects with respect to the buildings, structures and other improvements situated on any Owned Real Property. None of the improvements located on the Owned Real Property or uses being made of the Real Property by the Company or any of its Subsidiaries requires any special dispensation, variance or special permit under any Law that has not been properly obtained in any material respect, except as set forth in Section 4.11(j) of the Disclosure Letter.
(11)The Company has made available to Buyer true, correct and complete copies of all material deeds, title exception documents (for example, easements and restrictive covenants), title policies and title reports (to the extent dated subsequent to the title policies) (collectively, “Existing Title Documents”) for any of the Real Property in the possession or control of the Company or any of its Subsidiaries. The Company also has made available to Buyer true, correct and complete copies of all final or recorded surveys for any of the Real Property in the possession or control of the Company or any of its Subsidiaries (“Existing Surveys”). Since the Acquisition Date, no claim has been made under any of the Existing Title Documents or Existing Surveys.
(12)To the Company’s Knowledge, (i) there are no plans of any Governmental Entity to change the highway or road system in the vicinity of any Owned Real Property or to restrict or change access from any such highway or road to any Owned Real Property that could adversely affect access to any roads providing a means of ingress to or egress from any Owned Real Property, and (ii) there is no pending or proposed action to change or redefine the zoning classification of all or any portion of any of the Owned Real Property.
(13)The Company has made available to Buyer true, correct and complete copies of all material reports of inspection of the Real Property under all applicable federal, state and local health and safety Laws, and all material correspondence with Governmental Entities relating thereto, that are in the Company’s possession or control. Since the Acquisition Date, neither the Company nor any of its Subsidiaries has received written notice from any insurance carrier regarding defects or inadequacies in the Real Property, which, if not corrected, would result in termination of the insurance coverage or an increase in cost. There are no outstanding requirements or recommendations by any insurance company which has issued to the Company or any of its Subsidiaries, since the Acquisition Date, a policy covering the Real Property requiring or recommending any material repairs or work to be done on such Real Property.
(14)Except as set forth in Section 4.11(n) of the Disclosure Letter, none of the Owned Real Property, nor to the Company’s Knowledge, the Leased Real Property, nor the operation or maintenance thereof by the Company or its Subsidiaries, violates any applicable building, zoning or other land-use laws or insurance requirements applicable thereto in any material respect, or violates any restrictive covenant or other title exception in any material respect.
(15)True, complete and accurate copies of the Real Property Leases, or if any Real Property Leases are not in writing, true, complete and accurate descriptions thereof, have been made available to Buyer.
(16)Each Real Property Lease is valid and binding on the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect except (i) to the extent such Real Property Lease terminates or expires after the date hereof in accordance with its terms, (ii) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, or (iii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law. There is no existing material breach or default under any Real Property Lease by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto. Since the Acquisition Date, no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Real Property Lease by the Company or any of its Subsidiaries that has not been cured in all material respects or, to the Company’s Knowledge, any other party thereto. No amount due and payable under any of the Real Property Leases by the Company or any of its Subsidiaries remains unpaid. The Company or one of its Subsidiaries that is either the tenant or licensee named under a Real Property Lease has a good and valid leasehold interest in the Leased Real Property that is subject to the Real Property Lease, subject to the foregoing clauses (i) – (iii) and except for Permitted Liens, and is in sole possession of the Leased Real Property purported to be leased or licensed thereunder. Since the Acquisition Date, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease, subleased all or any part of the space demised thereby, or granted any right to the possession, use, occupancy or enjoyment of any Leased Real Property, to any third party, except for Permitted Liens, other rights that have terminated and rights that will be terminated on the Closing Date. Since the Acquisition Date, no option has been exercised under any of such Real Property Leases, except options whose exercise has been evidenced by a written document, a true, correct and complete copy of which has been made available to Buyer with the corresponding Real Property Lease. Other than as a result of circumstances unique to Buyer, no Material Lease will cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect or require consent or notice solely as a result of the consummation of any of the transactions contemplated by this Agreement, nor will the consummation of any such transactions constitute a breach or default under any such Real Property Lease or otherwise give the landlord a right to terminate such Real Property Lease. Neither the Company nor any of its Subsidiaries has received any written notice since the Acquisition Date that it has violated, in any material respect, any Law applicable to the operation of the Leased Real Property or any covenant, condition, easement or restriction of record affecting any of the Leased Real Property in any material respect, except for those violations that have been cured in all material respects. All brokerage commissions and other compensation and fees payable by the Company or Subsidiaries since the Acquisition Date by reason of the Real Property Leases have been paid in full, and to the Company’s Knowledge, all brokerage commissions and other compensation and fees payable by any other Persons by reason of the Real Property Leases have been paid in full.
xii..Intellectual Property.
(1)Section 4.12(a) of the Disclosure Letter (i) sets forth a list of all Registered Intellectual Property included in the Company Intellectual Property, and (ii) specifies, where applicable, the jurisdictions in which each Registered Intellectual Property has been registered or in which an application for such registration has been filed, including the respective registration or application numbers and the names of all registered owners.
(2)Except for Intellectual Property licensed to or by the Company and its Subsidiaries, either pursuant to agreements listed on Section 4.12(e) of the Disclosure Letter or as part of “off-the-shelf” software or licensed software that is not material to the operation of the Company’s business or products, the Company and its Subsidiaries are the sole owners of all right, title and interest in and to the Company Intellectual Property owned by them, and all governmental fees as well as all registration, maintenance and renewal fees associated with the Registered Intellectual Property, and due as of the date hereof have been paid in full. With respect to all Intellectual Property that is material to the operations of the Company and its Subsidiaries’ respective businesses that is not owned by the Company or its Subsidiaries, the Company and its Subsidiaries are validly licensed or otherwise possess valid and enforceable rights to use such Intellectual Property as currently used in the conduct of business operations of the Company and its Subsidiaries.
(3)To the Company’s Knowledge, no service of the Company or any of its Subsidiaries and no utilization of the Company Intellectual Property by or on behalf the Company or any of its Subsidiaries infringes, violates or misappropriates the Intellectual Property of any third party in any material respect. No claim of such infringement, violation or misappropriation is pending or, to the Company’s Knowledge, has been threatened in writing. To the Company’s knowledge, no other Person is infringing, violating or misappropriating the Company Intellectual Property in any material respect.
(4)The Registered Intellectual Property included in the Company Intellectual Property is valid and enforceable and is not the subject of any proceeding regarding opposition to registration, cancellation or similar claim, or any other challenges to the validly of such Registered Intellectual Property, and no such proceeding has been threatened.

(5)Section 4.12(e) of the Disclosure Letter identifies all license agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use, or authorizes any third party to use, any Company Intellectual Property (other than commercial off-the-shelf software licenses). None of the Company or its Subsidiaries, nor, to the Company’s Knowledge, any other party or parties thereto, is in violation or default in any material respect of any such license agreements.
(6)The Company’s representations and warranties set forth in this Section 4.12 constitute the Company’s sole and exclusive representations and warranties regarding intellectual property matters.
xiii..Contracts.
(1)Section 4.13 of the Disclosure Letter, lists each of the following Contracts (or group of related Contracts) to which the Company or any of its Subsidiaries are a party or by which any of their respective assets is bound as of the date of this Agreement:
(a)any Contract relating to the employment of any Person (including employment agreements, severance arrangements, retention arrangements, acceleration provisions, change of control arrangements, transaction bonus or payment arrangements and any Contracts related to employee benefits or compensation or payments to any Employees that are not available on the same terms to Employees generally);
(b)any Contract containing a covenant not to compete or other covenant restricting the development, marketing, sale or distribution of the products or services of the Company or any of its Subsidiaries or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to do business;
(c)any Contract with any current or former officer, director or employee of the Company or any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries (other than employment Contracts covered by clause (i) above);
(d)any lease, license, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries (A) is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or any of its Subsidiaries (each a “Personal Property Lease”), in any such case in the foregoing clause (A) or in this clause (B) which has an aggregate future liability or receivable, as the case may be, in excess of $50,000;
(e)any Contract requiring payments to or from the Company or any of its Subsidiaries in excess of $50,000 annually;
(f)any Contract relating to Debt incurred by the Company or any of its Subsidiaries;

(g)any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made or agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the Ordinary Course of Business), in any such case which, individually or together with any similar advances, loans, extensions of credit, capital contributions or investments, is in excess of $50,000;
(h)any Contract for any joint venture, partnership or similar arrangement or other Contract involving the sharing of profits, losses, costs or liabilities with any Person;
(i)any Contract with any Material Customer or Material Supplier;
(j)any Contract that grants a counterparty “most favored nation” or similar rights;
(k)any Contract that restricts the ability of the Company or any of its Subsidiaries to assert any legal proceedings against any Person;
(l)any Contract with a Governmental Entity; and
(m)any Contract (other than a Contract of the type described in Sections 4.13(a)(i)-(xii) above) reasonably expected to result in payments to or from the Company or any of its Subsidiaries in excess of $50,000 in any twelve (12) month period.
(2)All Contracts required to be listed on Section 4.13(a) of the Disclosure Letter (the “Company Material Contracts”) are valid and binding on the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and are in full force and effect. Subject to the receipt of the consents set forth in Section 4.6(b) of the Disclosure Letter, and other than as a result of circumstances unique to Buyer, all the Company Material Contracts, except for those Contracts that by their terms will expire prior to Closing, will continue in full force and effect immediately after the Closing. Except as set forth on Section 4.13(b) of the Disclosure Letter, the Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under the Company Material Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and, to the Company’s Knowledge, no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Except as set forth in Section 4.13(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s Knowledge, oral) notice of the intention of any party to terminate, cancel or not renew (to the extent applicable) any Company Material Contract. The Company has provided Buyer with true, correct and complete copies of each Company Material Contract.
xiv..Litigation. Except as set forth on Section 4.14 of the Disclosure Letter, there is no material Legal Action pending, or to the Company’s Knowledge threatened against, the Company or any of its Subsidiaries, or any of their respective properties or assets or any of their employees, officers, directors or managers in their capacity as such. None of the Company, any of its Subsidiaries or their respective properties is subject to any Judgment that materially impairs the Company’s or such Subsidiary’s ability to operate or that requires any future payments. Neither the Company nor any of its Subsidiaries are party to any Contract or subject to any Judgment that relates to any settlement of a Legal Action.
xv..Compliance with Laws.
(1)The Company and each of its Subsidiaries are and, since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date) have been, in material compliance with all applicable Law. Neither the Company, nor any of its Subsidiaries, has received any written notice (or to the Company’s Knowledge, a verbal notice) since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date) (i) of any non-routine administrative, civil or criminal investigation, inquiry or audit (other than Tax audits) by any Governmental Entity relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law or Judgment.
(2)Except as listed on Section 4.15(b) of the Disclosure Letter, since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date), neither the Company nor any of its Subsidiaries: (i) has been convicted of, charged with or investigated for an offense related to any federal healthcare program, as defined in 42 U.S.C. § 1320a-7b(f) (a “Federal Healthcare Program”), or convicted of, charged with or investigated for a violation of a federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substance; (ii) has been excluded, suspended or disbarred from, or is otherwise ineligible to participate in, a Federal Healthcare Program; (iii) has committed any offense that would reasonably serve as the basis for any such exclusion, suspension, disbarment or ineligibility; or (iv) has contracted with any other Person that is excluded, suspended or disbarred from, or otherwise ineligible to participate in, a Federal Healthcare Program.
(3)Except as listed on Section 4.15(c) of the Disclosure Letter or for any immaterial billing error that was corrected in a reasonable period of time after such error was discovered and for which neither Buyer, the Company nor any of its Subsidiaries will incur any Loss after Closing, since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date): (i) neither the Company nor any of its Subsidiaries has submitted any bill or claim for reimbursement to any governmental or private payor in violation in any material respect of any Health Care Law; and (2) neither the Company nor any of its Subsidiaries has claimed or received any reimbursement from any governmental or private payor in excess of the amounts permitted by the applicable benefit plan or any applicable Contract with any such payor.
(4)Except as listed on Section 4.15(d) of the Disclosure Letter: (i) there is no Legal Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries with respect to any Health Care Law; and (ii) since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date), no such Legal Action with respect to any Health Care Law has occurred.
(5)Except as listed on Section 4.15(e) of the Disclosure Letter, since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date), neither the Company nor any or its Subsidiaries has violated any of the following in any material respect: (i) the Federal Ethics in Patient Referral Act, 42 U.S.C. § 1395nn, as amended, or any applicable state self-referral law; (ii) the Federal Healthcare Programs’ Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or any applicable state anti-kickback law; (iii) the Federal False Claims Act 31 U.S.C. § 3729, as amended, or any applicable state false claims law; (iv) the Health Insurance Portability and Accountability Act of 1996; or (v) the Health Information Technology for Economic and Client Health Act of 2010, 42 U.S.C. § 17921& 17931, et seq., or any state law regarding patient confidentiality.
(6)Neither the Company nor any of its Subsidiaries has any unwritten arrangement with any third party referral source for the furnishing of services or supplies to or from the Company or any of its Subsidiaries that violates any Health Care Law in any material respect (including any unwritten arrangement without remuneration).
xvi..Permits.
(1)The Company and each of its Subsidiaries possess all Permits (including, but not limited to, radioactive Permits) required to own (or hold under lease) and operate their respective assets and to conduct their business as currently conducted other than such Permits the absence of which, individually or in the aggregate, have not had and will not result in Legal Action materially adverse to the Company or its Subsidiaries. All such Permits are in full force and effect, and the Company and its Subsidiaries have complied in all material respects with all terms and conditions thereof to the extent applicable. Neither the Company nor any of its Subsidiaries has received written (or, to the Company’s Knowledge, oral or threatened) notice of any Legal Action relating to the revocation, violation, forfeiture or modification of any such Permits since the Acquisition Date. Each of the Company and its Subsidiaries has at all times since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date) been in compliance in all material respects with all Permits held by it. To the Company’s Knowledge, all Persons employed or engaged by the Company or any of its Subsidiaries which are required to hold Permits as a result of or in connection with their job functions with the Company or any of its Subsidiaries hold all such Permits, and the Company and its Subsidiaries have implemented commercially reasonable controls designed to provide reasonable assurance that all such Persons maintain such requisite Permits in full force and effect at all relevant times.
(2)All fees and charges with respect to the Permits held by the Company and its Subsidiaries have been paid in full. Section 4.16(b) of the Disclosure Letter lists all current material Permits currently issued to or held by the Company and its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. Subject to the receipt of the consents set forth in Section 4.6(a) of the Disclosure Letter in respect of such Permits, and other than as a result of circumstances unique to Buyer, neither the transactions contemplated by this Agreement nor any other event that has occurred would or would reasonably be expected, with or without notice or lapse of time or both, to result in the revocation, suspension, lapse or limitation of any Permit set forth on Section 4.16(b) of the Disclosure Letter.
xvii..Insurance. Section 4.17 of the Disclosure Letter sets forth, as of the date of this Agreement, all material insurance policies covering the assets, business, equipment, properties, operations, Employees, directors or managers (as applicable), and officers of the Company or any of its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds, there is no pending claim that will exceed the per occurrence or aggregate policy limits. The applications for the insurance policies were true accurate and complete at the time that they were submitted, and there were no material omissions made or material information withheld in the applications for insurance policies. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing), the Company and its Subsidiaries have not received notice that any policies will be canceled, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies. The insurance policies required to be listed on Section 4.17 of the Disclosure Letter are of a type and in amounts customarily carried by Persons conducting business similar to the business conducted by the Company as presently conducted and meet in all material respects all contractual and statutory requirements to which the Company or any of its Subsidiaries is subject with respect to their respective businesses and assets.
xviii..Environmental Matters.
(1)All material final reports in the possession of the Company or any of its Subsidiaries concerning environmental investigations, audits, assessments and remedial activities conducted by or on behalf of it have been made available to Buyer.
(2)Except as disclosed on Section 4.18 of the Disclosure Letter:
(a)There are no Legal Actions in which the Company or any of its Subsidiaries is a party, or to the Company’s Knowledge, which are threatened in writing against the Company or any of its Subsidiaries, relating to Environmental Laws.
(b)The Company and each of its Subsidiaries have at all times since the Acquisition Date, and to the Company’s Knowledge prior to the Acquisition Date, been in material compliance with all applicable Environmental Laws.
(c)Neither the Company nor any of its Subsidiaries has, since the Acquisition Date, received any written notice of violation, demand letter, request for information, penalty assessments, or notice of claim, including a letter identifying the Company or any of its Subsidiaries as potentially responsible parties, from a Governmental Entity or other Person with respect to (A) the presence of Hazardous Materials in, on, under, about, migrating onto or emanating from any Owned Real Property or Leased Real Property or any real property ever owned or leased by the Company or its Subsidiaries; (B) damages to natural resources; or (C) off-site facilities to which the Company or any of its Subsidiaries sent solid waste, liquid waste or Hazardous Materials for disposal, recycling, reclamation or reuse.
(d)Neither the Company nor any of its Subsidiaries is currently negotiating or has, since the Acquisition Date, entered into or agreed to any Judgment requiring (A) compliance with any Environmental Law; (B) the investigation, removal, remediation or mitigation of Hazardous Materials; or (C) the assessment of damages to, or the restoration, of natural resources.
(e)To the Company’s Knowledge, there are no (A) underground storage tanks and related piping; (B) septic tanks, cesspools, solid waste or Hazardous Material dumps; (C) monitoring, potable or production groundwater wells; or (D) asbestos-containing materials or equipment or other devices containing polychlorinated biphenyls on, at or under the Owned Real Property or the Leased Real Property.
(f)Neither the Company nor any of its Subsidiaries has caused a release or discharge of Hazardous Materials in, on, under or about any Owned Real Property, Leased Real Property or any other real property owned or leased by the Company or its Subsidiaries since the Acquisition Date; and to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has caused a release or discharge of Hazardous Materials in, on, under or about any other real property ever owned or leased by the Company or its Subsidiaries prior to the Acquisition Date.
(g)Since the Acquisition Date, the Company and all of its Subsidiaries have generated, stored and disposed of solid waste, liquid waste and Hazardous Materials in accordance with Environmental Laws, and to the Company’s Knowledge the Company and all of its Subsidiaries have done so prior to the Acquisition Date.
(h)Neither the Company nor any of its Subsidiaries is remediating, removing or mitigating a release or discharge of Hazardous Materials at any Owned Real Property, Leased Real Property or any other real property ever owned or leased by the Company or its Subsidiaries; or (ii) neither Company nor any of its Subsidiaries has Knowledge that any of real property that they previously owned is undergoing or is required to undergo remediation due to release or discharge of Hazardous Materials.
(i)The Company and its Subsidiaries have identified and managed all asbestos containing material at Owned Real Property in accordance with an asbestos management plan and Environmental Laws except where the failure to do so would not, individually or in the aggregate, result in any material liability to the Company or its Subsidiaries.
(j)Neither the Company nor any of its Subsidiaries is a party to an agreement with a Governmental Entity or other Person authorizing access to Owned Real Property to investigate, mitigate, remove or remediate discharges or releases of Hazardous Substances on or under any Owned Real Property.

(k)Neither the Company nor any of its Subsidiaries is a party to any written agreement with any Person in any way related to the investigation or remediation of property or waterways listed on CERCLA’s National Priorities List or the state equivalent.
The Company’s representations and warranties set forth in this Section 4.18 constitute the Company’s sole and exclusive representations and warranties regarding environmental matters.
xix..Employment Matters.
(1)Seller has furnished Buyer with a correct and complete list of all of the directors, officers and Employees of the Company and its Subsidiaries as of the date hereof, specifying their position, hire date, current hourly wage rate or annual base salary and bonus, commission and other incentive compensation paid during the current calendar year. Each current Employee provides services primarily for the benefit of the Company and its Subsidiaries.
(2)(i) There is not, and since the Acquisition Date there has not been, any labor strike, dispute, work stoppage or lockout pending, or to the Company’s Knowledge threatened, against or affecting the Company or any of its Subsidiaries; (ii) to the Company’s Knowledge, no union organizational campaign, petition or other unionization activities are in progress with respect to the Employees; (iii) neither the Company nor any of its Subsidiaries has ever engaged in any unfair labor practices and there are not any unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge threatened, before the National Labor Relations Board or any other applicable Governmental Entity; (iv) there are not any pending, or to the Company’s Knowledge threatened, charges against the Company or any of its Subsidiaries or any of their Employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (v) neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s Knowledge, oral) communication during the twelve (12) months immediately preceding the date of this Agreement of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of it and, to the Company’s Knowledge, no such investigation is in progress.
(3)Since the Acquisition Date, the Company and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws respecting employment of labor, including those related to wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment, discrimination and retaliation in employment, wrongful discharge, terms and conditions of employment, disability rights and benefits, employee leave issues, affirmative action, plant closing and mass layoff issues (as those terms are defined in the Worker Adjustment Retraining Notification Act or any comparable state or local law), occupational safety and health Laws.
xx..Employee Benefit Plans.

(1)Section 4.20(a) of the Disclosure Letter sets forth a list of all Company Employee Plans. Section 4.20(a) of the Disclosure Letter separately designates each Company Employee Plan that is sponsored or maintained by Parent, the Company or any Subsidiary of the Company, and those that are not. No Company Employee Plan is maintained outside the jurisdiction of the United States or covers any Employees or other service providers of the Company or any Subsidiary of the Company who reside or work outside of the United States.
(2)With respect to each Company Employee Plan, Sellers have delivered to Buyer complete copies of each of the following documents: (i) a copy of each Company Employee Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Company Employee Plan documents, if amended within the last two years); (ii) a copy of the three most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Company Employee Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) for each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code, a copy of the most recently received advisory opinion letter received from the IRS that the form of such Company Employee Plan is acceptable under Section 401 of the Code; (vi) any actuarial reports (if any); (vii) all correspondence with the Internal Revenue Service, Department of Labor and the PBGC regarding any Company Employee Plan (if any); (viii) with respect to each Company Employee Plan subject to Title IV of ERISA (if any), a copy of the three most recent Form PBGC-1 reports; (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years (if any); and (x) any other related material or documents regarding the Company Employee Plans. There are no unwritten Company Employee Plans.
(3)Except as set forth in Section 4.20(c) of the Disclosure Letter, each Company Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code, and the Company and each of its Subsidiaries has performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Employee Plan. No action, claim or proceeding is pending, or to the Company’s Knowledge threatened, with respect to any Company Employee Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding. No examination, voluntary correction proceeding or audit of any Company Employee Plan by any Governmental Entity is currently in progress or, to the knowledge of the Sellers, threatened. Neither the Company nor any Subsidiary of the Company is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor. Neither the Company, any of its Subsidiaries nor any Person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections

4975 through 4980 of the Code. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA.
(4)Except as set forth in Section 4.20(d) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or together with another event, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Employee Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable or result in any forgiveness of indebtedness under any Company Employee Plan or other arrangement, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, whether or not contingent.
(5)None of the Company Employee Plans, nor any other written or oral agreement entered into by the Company or its Subsidiaries provide for continuing medical, dental, vision, life or disability insurance benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. Each Company Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) is in compliance in all material respects with the applicable requirements of the Affordable Care Act (“ACA”).  There exists no basis upon which the Company or an ERISA Affiliate of the Company would be expected to be subject to any penalties or assessable payments under Section 4980H of the Code, nor has the Company or any ERISA Affiliate of the Company received any correspondence from the IRS or other agencies indicating that such penalties or assessable payments are or may be due.
(6)The Company Financial Statements include appropriate accruals for all obligations and liabilities under all Company Employee Plans, and all contributions, premiums or other amounts required to be paid or provided by any Person to or under any such Company Employee Plan have been duly made in accordance with the terms thereof. No Company Employee Plan assets have been pledged as collateral for any loan, other than bona fide loans made to participants of any Company Employee Plan, or other obligation of any Person. To the Company’s Knowledge, no act or event has occurred or circumstance exists that may result in a material increase in premium or benefit costs of any Company Employee Plan. No Company Employee Plan has been declared to be fully or partially terminated, nor has any act or event occurred pursuant to which any Company Employee Plan could be ordered to be terminated, in whole or in part, by any Governmental Entity.
(7)No Company Employee Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code, or (iv) is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, and neither the Company, any of its Subsidiaries, nor any ERISA Affiliate of the Company or its Subsidiaries has ever maintained, contributed to, or been required to contribute to any Company Employee Plan described in clauses (i), (ii), (iii) or (iv).

(8)Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received an advisory opinion letter from the IRS that the form of such Company Employee Plan is acceptable under Section 401 of the Code.
(9)No amounts payable under any Company Employee Plan or otherwise payable in connection with the Closing fails or will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. No Company Employee Plan provides any Company employee, officer, director, consultant or other service provider or stockholder of the Company or any of its Subsidiaries with any amount of additional compensation if such individual is provided amounts subject to excise or additional taxes imposed under Section 4999 of the Code.
(10)Neither the Company, nor any of its Subsidiaries, has made any promises or commitments to create any additional plan, or to modify or change in any material way any existing Company Employee Plan. No event, condition or circumstance exists that would reasonably be expected to result in a material increase of the benefits provided under any Company Employee Plan or the expense of maintaining any Company Employee Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing Date. No event, condition or circumstance exists that would prevent the amendment or termination of any Company Employee Plan without cost to the Company, except in connection with any additional benefits or costs (of which the Company has no current Knowledge) that may be associated with complying with laws enacted pursuant to COVID 19 relief measures and any other similar federal or state law.
(11)Each Company Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such U.S. Company Employee Plan, and no employee of the Company or its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company, any Subsidiary of the Company or any ERISA Affiliate for any violation of Section 409A of the Code.
(12)Neither the Company, any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Company Employee Plans or the imposition of penalties or excise taxes with respect to any of the Company Employee Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.
(13)As of the date of this Agreement, there have been no, nor to the Company’s Knowledge are there any facts that would reasonably be expected to give rise to, any actual or anticipated material changes to any Company Employee Plan resulting from disruptions caused by COVID-19 or related measures, nor are any such changes currently contemplated.
xxi..Taxes.
(1)With respect to filing Tax Returns and the payment of Taxes:
(a)Each of the Company its Subsidiaries has timely filed, or will timely file (taking into account extensions of time in which to file), with the appropriate Governmental Entity all Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by each of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)Each member of the Parent Consolidated Group has timely filed, or will timely file (taking into account extensions of time in which to file), with the appropriate Governmental Entity all Income Tax Returns that it is required to file on or before the Closing Date for each taxable period when the Company was a member of the Parent Consolidated Group. All such Tax Returns are, or will be, true, complete and correct in all material respects. All income Taxes due and owing by any member of the Parent Consolidated Group (whether or not shown on any Tax Return) have been, or will be, timely paid for any taxable period which the Company or any of its Subsidiaries was a member of the Parent Consolidated Group.
(2)The combined amount of the Company’s and its Subsidiaries’ liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements. The combined amount of the Company’s and its Subsidiaries’ liability for unpaid Taxes for all periods following the end of the most recent period covered by the Company Financial Statements will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(3)There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries (except where such Lien arises as a matter of law prior to the due date for paying the related Taxes).
(4) Except as set forth on Section 4.21(d) of the Disclosure Letter, there are no Tax audits, examinations, investigations or other claims or assessments pending or threatened in writing against or with respect to the Company or any of its Subsidiaries.
(5)There are not currently in force any waivers, agreements or other arrangements extending the period for assessment or collection of any Taxes (including any applicable statute of limitation) by or on behalf of the Company or any of its Subsidiaries.

(6)Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder, Affiliate, customer, supplier or other Person. Each of the Company and its Subsidiaries has properly and timely paid all such withheld Taxes to the appropriate Governmental Entity or has properly set aside such withheld amounts in accounts for such purpose.
(7)Neither the Company nor any of its Subsidiaries is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar agreement.
(8)Except as set forth on Section 4.21(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than the Parent Consolidated Group). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than another member of the Parent Consolidated Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
(9)Neither the Company nor any of its Subsidiaries is, and none of them have been, a party to a “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).
(10)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(a)any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(b)an installment sale or open transaction occurring on or prior to the Closing Date;
(c)a prepaid amount received on or before the Closing Date;
(d)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law;
(e)any election under Section 108(i) of the Code; or
(f)any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(11)No claim has been made in writing by any Taxing Authority in any jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(12)Neither the Company nor any of its Subsidiaries has, and none of them has ever had, a permanent establishment in any country outside the United States and is not, and has never been, subject to Tax in a jurisdiction outside the United States. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
(13)Within the three-year period ending as of the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code).
(14)No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries.
(15)Seller has delivered to Buyer copies of (i) the portion of Seller’s federal Tax Returns relating to the Company and its Subsidiaries for Tax periods ended since December 31, 2016, (ii) any state, local or foreign Tax Returns of the Company since December 31, 2016 and (iii) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to the Company for all Tax periods ending on or after December 31, 2016.
(16)No property owned by the Company or any of its Subsidiaries is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(17)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(18)Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement, contract or arrangement (whether in writing or verbally) which could be treated as a partnership for federal income tax purposes.
(19)There is no Contract, Company Employee Plan, agreement or arrangement covering any present or former employee, director or other service provider to the Company or any of its Subsidiaries that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has the Company or its Subsidiaries made any such payment, and the consummation of the transactions contemplated herein shall not obligate the Company or its Subsidiaries to make any parachute payment subject to Section 280G of the Code.

(20)Seller is eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the Shares, and no consent is required from any third party with respect to such election.
(21)The representations and warranties set forth in this Section 4.21 are the sole and exclusive representations and warranties of Parent and Seller regarding Tax matters.
xxii..Interested Party Transactions. Except as set forth in Section 4.22 of the Disclosure Letter, no officer, director, employee or Affiliate of the Company or any of its Subsidiaries, Seller or Parent, or, to the Company’s Knowledge, any entity in which any such Person or individual owns any material beneficial interest, (a) is a party to any Contract or transaction with the Company or any of its Subsidiaries (other than Contracts or transactions related to their employment with, or the ownership of Equity Interests in, the Company), (b) has any material direct legal interest in any tangible or intangible asset or property used by the Company or its Subsidiaries, (c) has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries has a business relationship or any Person that competes with the Company or any of its Subsidiaries except for stock ownership of less than five percent (5%) in publicly traded or private companies, or (d) is directly or indirectly indebted to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is indebted (or committed to make loans or extend or guarantee credit) to any such Person, whether directly or indirectly.
xxiii..Absence of Certain Practices. To the Company’s Knowledge, no director, manager, officer or employee of the Company or any of its Subsidiaries or other Person acting on their behalf, directly or indirectly, has given, made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or other similar benefit to any employee or official of any Governmental Entity or any other Person who is or may be in a position to help or hinder the Company or any of its Subsidiaries or assist the Company or any of its Subsidiaries in connection with any proposed transaction.
xxiv..Officers, Managers and Directors; Bank Accounts. Section 4.24 of the Disclosure Letter lists (i) all officers and directors of the Company and its Subsidiaries; (ii) all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company and its Subsidiaries and (iii) lists the bank, address, account number and title of each such account, safety deposit box and lock box.
xxv..Brokers’ and Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of Parent, Seller, the Company or any of their respective Subsidiaries or Affiliates for which Buyer or the Company will be responsible.
xxvi..Customers and Suppliers. Section 4.26 of the Disclosure Letter lists the twenty (20) largest customers (measured by annual revenue to the Company and its Subsidiaries in the twelve (12) month period ended on December 31, 2019) (collectively, the “Material Customers”) and the ten (10) largest suppliers (measured by annual expenditures of the Company and its Subsidiaries in the twelve (12) month period ended on December 31, 2019) (collectively, the

“Material Suppliers”) of the Company and its Subsidiaries. Except as set forth in Section 4.26 of the Disclosure Letter, no Material Customer or Material Supplier has canceled or otherwise modified in any material adverse respect its relationship with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice (or to the Company’s Knowledge, any other notice or indication) that any such Material Customer or Material Supplier intends to cancel or otherwise modify in any material adverse respect its relationship with the Company or any of its Subsidiaries.
xxvii..Cares Act. The Company and each of its Subsidiaries has (a) complied in all material respects with the terms and conditions of the SBA PPP Loan and all applicable requirements of the CARES Act, the SBA and Small Business Act related thereto, (b) used the proceeds of any SBA PPP Loan solely for CARES Allowable Uses, and (c) kept required books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to any SBA PPP Loan. The aggregate principal amount of the SBA PPP Loans outstanding as of the date of this Agreement is $1,698,000. Prior to the date of this Agreement, the Company and its Subsidiaries have completed and submitted to the PPP Lender a Paycheck Protection Program Loan Forgiveness Application with respect to each PPP Loan obtained by them (the “PPP Forgiveness Applications”).
xxviii..No Other Representations. Except for the representations and warranties made in ARTICLE III and this ARTICLE IV or in the Transaction Documents, neither the Company, Parent, Seller, nor any other Person (including any Subsidiary of the Company or any director, officer, manager, employee, Affiliate, advisor, agent or other representative of the Company, any Subsidiary of the Company) makes or has made any representation or warranty, express or implied, relating or with respect to this Agreement or the transactions contemplated hereby to Buyer or any other Person. Except as set forth in ARTICLE IX with respect to intentional fraud or willful misconduct, neither the Company, any of its Subsidiaries, Parent or Seller, nor any of their respective stockholders, directors, officers, managers, employees, Affiliates, advisors, agents or other representatives, will have or be subject to any liability to Buyer or any other Person resulting from the use by Buyer or its representatives or advisors of any financial information, financial projections, forecasts, budgets or any other document or information furnished to Buyer or any other Person (including information in the “data site” maintained by the Company or provided in any formal or informal management presentation); provided, however, that the foregoing does not limit Buyer’s rights to recovery set forth in ARTICLE IX based on any breach of any of the representations and warranties expressly made in ARTICLE III and in this ARTICLE IV.
Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Company as follows:
i..Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner.
ii..Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated to be performed by it under this Agreement have been duly authorized by all necessary and proper action on its part. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.
iii..No Conflict. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby does not and will not, with or without the giving of notice or the lapse of time or both, (i) conflict with Buyer’s Constitutional Documents, as amended to date, or (ii) result in a material breach or material violation of, the terms, conditions or provisions of, or constitute a material default or event of default, or create a right of acceleration, termination or cancellation or a loss of any material rights under any material Contract of Buyer or any Law, Permit or Judgment to which Buyer or any of its properties or assets are subject (excluding, in the case of this clause (iii), any such Law, Permit or Judgment the violation of which, individually or in the aggregate, has not (A) given, and would not reasonably be expected to give, rise to a material liability to Buyer or its Subsidiaries, or (B) materially and adversely affected, and would not reasonably be expected to materially and adversely affect, their ability to operate their businesses as presently conducted in compliance with applicable Law in all material respects, or (C) materially impaired, and would not reasonably be expected to materially impair, their ability to perform and comply in all material respects with all of their respective obligations under this Agreement and to consummate the transactions contemplated hereby).
iv..Consents. No consent, waiver, approval or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity or other Person is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any filings that are required under any applicable federal or state securities Laws.
v..No Legal Actions. There is no Legal Action pending or, to the knowledge of Buyer, threatened, against or affecting Buyer or any of its properties or assets or otherwise that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner or that in any manner draws into question the validity of this Agreement.

vi..Financing. Buyer has delivered to the Company true and complete copies of a commitment letter, dated October 28, 2020 (the “Financing Commitment”), between Buyer and Community Trust Bank, Inc. (“CTB”), pursuant to which CTB has agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. The Financing Commitment has not been amended or modified prior to the date of this Agreement, and as of the date of this Agreement, the Financing Commitment has not been withdrawn or rescinded in any respect. The Financing Commitment is in full force and effect as of the date hereof, and constitutes the legal, valid and binding obligation of each of Buyer and, to Buyer’s Knowledge, the other parties thereto pursuant to its terms. There are no contractual conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing (including any “flex” provisions), other than as expressly set forth in the Financing Commitment. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitment, together with Buyer’s cash on hand at the Closing, will be sufficient for Buyer and the Company (post-Closing) to pay all amounts contemplated by ARTICLE II, and to pay all related fees and expenses to be paid by Buyer at Closing. Assuming that the representations and warranties contained in ARTICLE III and IV are true and correct, as of the date of this Agreement, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Financing Commitment, and Buyer does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Buyer on the Closing Date. Buyer has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Commitment.
vii..Solvency. Immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated by this Agreement, Buyer (a) will be able to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due and payable, (b) will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud current creditors of the Company or any of its Subsidiaries, or creditors of Buyer or any of its Subsidiaries.
viii..Brokers’ and Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of Buyer for which Seller or Parent will be responsible.
ix..No Other Representations. Except for the representations and warranties contained in this ARTICLE V or in the Transaction Documents, neither Buyer, nor any Person acting on its behalf (including any Subsidiary of Buyer (if any) or any director, officer, manager, employee, Affiliate, advisor, agent or other representative of Buyer, any Subsidiary of Buyer or any of Buyer’s stockholders), makes or has made any representation or warranty, express or implied, relating or with respect to this Agreement or the transactions contemplated hereby to the

Company or any other Person. Except as set forth in ARTICLE IX with respect to intentional fraud or willful misconduct, neither the Buyer, any of its Subsidiaries nor any of their respective stockholders, directors, officers, managers, employees, Affiliates, advisors, agents or other representatives, will have or be subject to any liability to the Company or any other Person resulting from the use by the Company or its representatives or advisors of any document or information furnished to the Company or any other Person; provided, however, that the foregoing does not limit Seller’ rights to recovery set forth in ARTICLE IX based on any breach of any of the representations and warranties expressly made in ARTICLE V.
Article VI.
COVENANTS
i..Conduct of Business. Until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, except as (i) expressly contemplated by this Agreement, (ii) set forth in Section 6.1 of the Disclosure Letter, (iii) in connection with a COVID Action, or (iv) consented to in writing by Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), Parent and Seller shall cause the Company to, and the Company shall, use its commercially reasonable efforts, and cause its Subsidiaries to use their commercially reasonable efforts, to (1) carry on their respective businesses in the Ordinary Course of Business in all material respects, (2) to keep its business and operations intact, retain its present officers and employees and preserve its material rights, franchises, goodwill and relations with its clients, customers, lessors, suppliers and others with whom it does business so that they will be preserved after the Closing, (3) to conduct their business in material compliance with all applicable Laws, and (4) conduct their business in accordance with the terms and conditions of each Company Material Contract. Without limiting the generality of the foregoing, except as (a) expressly contemplated by this Agreement, (b) set forth on Section 6.1 of the Disclosure Letter (c) in connection with a COVID Action or (d) consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly:
(1)amend its Constitutional Documents;
(2)declare or set aside any dividend or other distribution (whether in cash, Equity Interest or property) on or in respect of any of its capital stock, other than in the Ordinary Course of Business or that is paid prior to the Closing;
(3)authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver, any Equity Interests in the Company or any of its Subsidiaries, or any security convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Equity Interests in the Company or any of its Subsidiaries;
(4)sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber, except for any Permitted Liens, any of its material properties or assets other than in the Ordinary Course of Business;
(5)incur or commit to any material capital expenditures, obligations or liabilities other than in the Ordinary Course of Business;

(6)incur, assume or guarantee any Debt in an aggregate amount exceeding $50,000, except (i) unsecured current obligations and liabilities incurred in the Ordinary Course of Business and (ii) borrowings under the Company’s existing revolving credit facility;
(7)acquire any business or Person in any manner, including by merging or consolidating with, or acquire by purchasing a substantial portion of the Equity Interests or assets of, any business or Person;
(8)adopt any plan of reorganization, liquidation, merger, restructuring, recapitalization or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(9)change its auditor or change its methods of accounting in effect as of the date of this Agreement except as required by changes in GAAP;
(10)make any tax election, amend any Tax Return, or adopt or change any of its methods of accounting with respect to Taxes;
(11)settle, pay, discharge or compromise, or agree to settle, pay, discharge or compromise, any Legal Action, except for any such settlement or compromise in the Ordinary Course of Business that is not material to the operations or financial condition of the Company and its Subsidiaries taken as a whole and does not include any equitable relief applicable to any period of time after the Closing;
(12)enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any of its directors or senior officers, or grant any salary, wage or other increase in compensation to any Employee with a base salary in excess of $150,000, or modify materially any employee benefit except as may be required by Law;
(13)adopt any Company Benefit Plan or enter into any amendment, termination or modification of any Company Benefit Plan except as may be required by Law or in connection with annual renewals;
(14)hire or terminate any management level Employee other than in the Ordinary Course of Business;
(15)effect or permit a “mass layoff” or “plant closing” as those terms are defined under the WARN Act or engage in any action or conduct that triggers application of the WARN Act;
(16)recognize any labor union or any other association as the bargaining representative of the Employees;
(17)enter into any collective bargaining agreement, or negotiations for a collective bargaining agreement, with any labor union or other association with respect to the Employees;

(18)enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their present or future Affiliates or any successor thereto from engaging or competing in any line of business and/or in any location;
(19)enter into, amend, modify or terminate any Company Material Contract (other than customer Contracts in the Ordinary Course of Business) or Real Property lease or otherwise waive, release or assign any material rights, claims or benefits thereunder;
(20)fail to maintain in full force and effect any material policies or insurance coverage in effect as of the date hereof;
(21)enter into any material transaction or arrangement with, or for the benefit of, any Affiliate or any of directors, former directors, officers or stockholders of any Affiliate; or
(22)commit in writing to do any of the foregoing, or commit to do any of the foregoing by omission or failure to act.
ii..No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.
iii..Access to Information; Confidentiality. Until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Buyer and its representatives (including any financing sources and their respective representatives) shall continue to have reasonable access during normal business hours to the facilities, books and records (consistent with applicable Law regarding privacy) of the Company and its Subsidiaries to conduct such inspections as Buyer may reasonably request. Any inspection pursuant to this Section 6.2 will be conducted in such a manner so as not to interfere unreasonably with the conduct of the businesses of the Company and its Subsidiaries and in no event will any provision hereof be interpreted to require the Company or its Subsidiaries to permit any inspection, or to disclose any information, that the Company determines in good faith may waive any attorney-client or similar privilege that it or its Subsidiaries may hold or conflict with any of its obligations, or the obligations of its Subsidiaries, with respect to confidentiality. The foregoing notwithstanding, neither Buyer nor any of its representatives shall enter any facilities of the Company or its Subsidiaries or contact any of the employees (other than the senior officers identified by the Company to Buyer), landlords, customers or suppliers of the Company or its Subsidiaries without the prior written consent of Mathew Molchan, the chief executive officer of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; it being acknowledged that any and all such contacts will be arranged by and coordinated with the Company and the Company shall cooperate in good faith with Buyer to facilitate such contact as may be reasonably requested by Buyer. All information exchanged pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.
iv..Satisfaction of Closing Conditions.

(1)Until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, and subject to the terms and conditions of this Agreement, the Company and Buyer will use commercially reasonable efforts to take or cause to be taken as promptly as reasonably practicable all actions and to do or cause to be done as promptly as reasonably practicable all things necessary under the terms of this Agreement or under applicable Law to cause the satisfaction of the conditions set forth in ARTICLE VII and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all Consents of all Governmental Entities or third parties that may be or become necessary in connection with the execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the Parties shall cooperate with each other with respect to each of the foregoing; provided, however, that (i) no Party shall be required to make any payment to obtain any Consent from a Governmental Entity or other third party required in order to consummate the transactions contemplated hereby, and (ii) neither Buyer nor the Company nor any of their Subsidiaries shall agree orally or in writing to any material amendments to any material Contract (including the Company Material Contracts) (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any Governmental Entity or other third party without obtaining the prior written consent of the other Party.
(2)From the date hereof until the Closing Date, each of Buyer and the Company shall promptly notify the other in writing of any pending, or to the Company’s Knowledge or the knowledge of Buyer (as the case may be), threatened Legal Action by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit in any material respect the right of Buyer to own or operate all or any portion of the business or assets of the Company or any of its Subsidiaries.
v..Financing.
(1)Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Financing Commitments, including commercially reasonable efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Buyer to obtaining the Debt Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Financing Commitments (or other terms that would not materially and adversely impact the ability of Buyer to timely consummate the transactions contemplated hereby) and (iv) consummate the Debt Financing at or prior to the Closing.
(2)In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in or contemplated by the Financing Commitments for any reason, Buyer shall use commercially reasonable efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement.

(3)Buyer shall give Seller prompt written notice of any breach by any party of the Financing Commitments (or commitments for any Alternative Financing) of which Buyer becomes aware or any termination of the Financing Commitments (or commitments for any Alternative Financing). Buyer shall keep Seller informed on a current basis in reasonable detail of the status of its efforts to arrange the Debt Financing (or Alternative Financing) and provide to Seller copies of all documents related to the Debt Financing (or Alternative Financing).
(4)Prior to the Closing, the Company shall provide to Buyer, and shall cause its Subsidiaries to provide to Buyer, all cooperation reasonably requested by Buyer that is necessary, proper or advisable in connection with the Debt Financing and the other transactions contemplated by this Agreement.
vi..Preservation of Records. Buyer agrees that it shall not, for a period of at least six (6) years following the Closing Date, destroy or cause to be destroyed, or permit the Company or any of its Subsidiaries to destroy or cause to be destroyed, any material books or records relating to the pre-Closing operations of the Company or any of its Subsidiaries without first obtaining the consent of Seller (or providing to Seller notice of such intent and a reasonable opportunity to copy such books or records, at Seller expense, at least thirty (30) days prior to such destruction). Buyer and the Company shall allow Seller to have access to such books and records for all reasonable purposes.
vii..Estoppel Certificates. If requested by Buyer, Parent, Seller and the Company shall use commercially reasonable efforts to assist Buyer in obtaining estoppel certificates from the landlords who are parties to the Real Property Leases.
viii..Treatment of Employee Plans. Effective as of the day immediately preceding the Closing (and contingent upon the Closing becoming effective), the Company shall take all necessary corporate action to terminate the Company’s participation in the Company Employee Plans set forth on Section 6.8 of the Disclosure Letter.  The form and substance of such resolutions shall be subject to reasonable review and approval of Buyer.  The Company also shall take such other actions in furtherance of terminating the Company’s participation in the Company Employee Plans as Buyer may reasonably require.  Effective as of the day immediately preceding the Closing (and contingent upon the Closing becoming effective), the Company shall terminate the Company’s participation in all 401(k) plans in which the Company participates (collectively, the “Company 401(k) Plans”).  The Company will take such action to ensure that the Company 401(k) Plans and each other employee benefit plan in which the Company participates are in documentary and operational compliance with the requirements of the Code and ERISA as of the date the Company’s participation in such plans terminates, including the accrual of the liability for any required qualified non-elective contribution under any Company 401(k) Plan for the 2020 plan year.
ix..Employees and Employee Benefits.
(1)Seller will be responsible for (i) the payment of all wages and other remuneration due to employees with respect to their services as employees of the Company or any Subsidiary through the Closing Date; (ii) all liabilities for any Company Employee Plan arising prior to Closing; and (iii) the payment of any termination or severance payments and the provision of health plan continuation coverage (including all administrative and notice obligations) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any other applicable Law, with respect to any Company or Subsidiary employees (including, for purposes of COBRA continuation, any qualified beneficiaries) who are terminated on or before the Closing Date (“Terminated Employees”), any individuals currently receiving COBRA coverage, individuals who are within the COBRA election period that timely elect COBRA coverage, and those individuals who are “M&A qualified beneficiaries” (as such term is defined in Treasury Regulation Section 54.4980B-9, Q&A-4). Seller will be liable for any claims made or incurred by Terminated Employees under the Company Employee Plans, and Buyer will not have any responsibility, liability or obligation to such employees, their beneficiaries or any other Person with respect to any Company Employee Plan. Seller and the Company shall make or cause to be made on behalf of all Terminated Employees all contributions due to be made under each Company Employee Plan for all periods prior to the Closing Date. Additionally, Seller, at its sole cost and expense, shall take such actions as are necessary to make, or cause each Company Employee Plan to make, appropriate distributions to all the employees of the Company and its Subsidiaries in accordance with such Company Employee Plan and applicable Law. Seller and Buyer will cooperate to facilitate the transfer of the unexpended balances in the health care flexible spending accounts and dependent care flexible spending accounts of employees of the Company following Closing on a basis consistent with IRS Rev. Rul. 2002-32, provided that Buyer or the Company maintains the necessary plans set up to receive such balances.
(2)Prior to the Closing or earlier termination of this Agreement, none of the Seller Parties shall transfer the employment of any of the Employees listed on Section 6.9(b) of the Disclosure Letter to any Person other than the Company or one of its Subsidiaries. From and after the date hereof, Seller and Parent shall use commercially reasonable efforts to cooperate with Buyer in connection with Buyer’s negotiations with such employees for their continued employment the Company or one of its Subsidiaries after the Closing.
(3)Prior to the Closing, the Seller Parties shall cause the transfer of employment of the Employees listed on Section 6.9(c) of the Disclosure Letter to Parent or a Subsidiary of Parent other than the Company or any of its Subsidiaries.
(4)Prior to the Closing, Seller will take all reasonable action necessary, to the extent permitted, to confirm that the Company 401(k) Plan will permit the rollover of outstanding plan loans for any Company employee to a Buyer plan, if any. Prior to the Closing, Buyer will take all reasonable action necessary, to the extent permitted, to confirm that its plan, if any, will accept the rollover of any outstanding plan loans for any Company employee.
x..Indemnification of Officers and Directors.     In accordance with Section 6.4(c) of that certain Stock Purchase Agreement, dated as of October 13, 2015, by and among Digirad Corporation, Project Rendezvous Holding Corporation, the stockholders of Project Rendezvous Holding Corporation, and Platinum Equity Advisors, LLC as the stockholder representative, Buyer agrees to assume Parent’s obligations imposed by Section 6.4 thereof relating to the indemnification of certain persons thereunder. The Parties agree that nothing herein shall change, alter or amend the various parties-in-interest’s rights with respect to that certain Director and Officer Tail Policy (Policy No. 35715630) purchased by Project Rendezvous Holding Corporation.
xi..Notification of Certain Matters. Between the date of this Agreement and the Closing Date, Parent and Seller shall give prompt notice to Buyer (a) of any act, omission, occurrence or event which will cause or be likely to cause any of Parent or Seller’s representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing, (b) of any notice or other communication received by Parent, Seller, the Company or any of their Affiliates from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that any Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (c) of any Legal Action commenced or threatened in writing relating to or otherwise affecting Parent, Seller, the Company or any of their Affiliates which relate to the transactions contemplated by this Agreement, and (d) if such party becomes aware of any fact, circumstance or event that would reasonably be expected to cause any of the conditions set forth in Article VII not to be satisfied. Notwithstanding the foregoing, neither the delivery or non-delivery of any notice pursuant to this Section 6.11 nor any disclosures provided thereby shall affect any of the rights, remedies or obligations of the parties hereunder.
xii..Financial Statements. During the period beginning on the date of execution and delivery of this Agreement and ending at the earlier of the Closing or the termination of this Agreement, the Company shall provide to Buyer (a) no later than 30 days after the end of each calendar month, unaudited financial statements as of and for such month for the Company and its Subsidiaries and (b) within 45 days after the end of each fiscal quarter, unaudited financial statements as of and for such fiscal quarter.
xiii..Exclusivity. Until the earlier of the Closing or such date as this Agreement is terminated pursuant to and in accordance with the terms of Section 8.1, Seller and Parent shall not, and shall cause the Company not to, directly or indirectly initiate, solicit, negotiate, accept or discuss any proposal or offer (an “Acquisition Proposal”) to acquire all or any portion of the shares of capital stock of the Company or all or any significant part of the Company’s assets, whether by merger, purchase of equity securities, purchase of assets, tender offer or otherwise (a “Competing Acquisition”), or provide any nonpublic information to any third party for use in connection with an Acquisition Proposal, or enter into any Contract with respect to an Acquisition Proposal or a Competing Acquisition or requiring Seller and the Company to abandon the transactions contemplated by this Agreement. Seller shall notify Buyer immediately if any Person makes any Acquisition Proposal or proposes a Competing Acquisition to Parent, Seller or the Company. Seller represent that neither Seller, Parent nor the Company is a party to or bound by any Contract with respect to an Acquisition Proposal or Competing Acquisition other than under this Agreement.
xiv..Cares Act.

(1)Prior to the Closing, Company shall (i) comply in all material respects with all terms and conditions of any SBA PPP Loan and all applicable requirements of the CARES Act, the SBA and Small Business Act related thereto, (ii) use the proceeds of any SBA PPP Loan solely for CARES Allowable Uses, and (iii) keep required books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to any SBA PPP Loan.
(2)If, on or before the Closing Date, either (i) Seller has not completed the forgiveness process (including any appeals of SBA’s decisions) and received a final, written determination from the SBA as to whether all of the SBA PPP Loans have been fully or partially forgiven in accordance with the SBA PPP Forgiveness Applications, or (ii) the requisite SBA PPP Loan funds have not been received by the SBA PPP Loan Lender, then prior to the Closing (x) the Company and Seller shall establish an interest-bearing escrow account with the SBA PPP Loan Lender into which a portion of the Net Initial Purchase Price equal to the entire outstanding balance of the SBA PPP Loans (including accrued and unpaid interest and other amounts payable with respect thereto), shall be deposited and held until such forgiveness determination is made pursuant to an escrow agreement in form and substance reasonably acceptable to Buyer, Seller and the SBA PPP Loan Lender (such amount, the “SBA PPP Loan Escrow Amount”), and (y) following the final determination by the SBA as to all of the matters set forth in the SBA PPP Forgiveness Applications, the Company and Seller shall provide joint written instructions to the SBA PPP Loan Lender to repay in full from the SBA PPP Loan Escrow Amount any portion of the SBA PPP Loans that is not forgiven (including accrued and unpaid interest and other amounts payable with respect thereto), and to disburse the remaining balance, if any, to Seller. Neither the provisions of this Section 6.14(b) nor any determination made by the SBA with respect to the SBA PPP Forgiveness Applications shall be deemed to limit any of the rights or remedies of Buyer hereunder, including the rights and remedies set forth in Article IX hereof.
(3)Prior to the Closing, Seller shall promptly provide Buyer with copies of any correspondence or other written communications received by Seller, the Company or its Subsidiaries from the SBA or the SBA PPP Lender with respect to the SBA PPP Loans, including, without limitation, any determination made by the SBA with respect to the SBA PPP Forgiveness Applications. Buyer shall promptly provide Seller with any information necessary to provide the SBA with all relevant SBA PPP Loan information should the SBA PPP Loans become the subject of an audit by the SBA.
xv..Digirad Guaranties. Following Closing, Buyer shall use its commercially reasonable efforts to replace Parent as a guarantor under, or otherwise cause Parent to be released in full from, those contracts listed on Schedule 6.15 to the Disclosure Letter (each a “Digirad Guaranty”). To the extent that any Digirad Guaranty cannot be so released and cancelled, Buyer shall use its commercially reasonable efforts to cause itself or one of its Affiliates to be substituted for Parent in respect of such Digirad Guaranty (or if not possible, added as the primary obligor with respect thereto). If Buyer is not able to either fully release and cancel such Digirad Guaranty or cause itself or one of its Affiliates to be so substituted in all respects in respect of such Digirad Guaranty, then Buyer shall, pursuant to Article IX and beginning as of the Closing Date, indemnify, defend and hold harmless Parent and each such Affiliate of Digirad with respect to all liabilities, costs and expenses that might arise or be incurred by Parent or such Affiliate of Digirad with respect to any such Digirad Guaranty to the extent of any liability thereunder arising after the Closing (the “Post Closing Guaranty Liabilities”).
xvi..Insurance.
(1)From and after the Closing, the Parent shall cause the Company and each of its Subsidiaries to maintain all rights of an insured with respect to any and all insurance policies applicable to the Company, each of its Subsidiaries and their respective assets and properties (the “Applicable Insurance Policies”) with respect to bodily injury, property damage, accident, incident or wrongful act that took place prior to the Closing Date; provided, however, that for purposes of this Section 6.16, the Company and its Subsidiaries: (i) shall not be entitled to make any claims or collect any proceeds under the following policies or self-insurance programs (such policies and programs collectively, the “Excluded Policies”): (A) any self-insurance programs of Parent or its Affiliates (except for excess reinsurance coverage) or (B) any other insurance policies or programs whereby and to the extent that payments made pursuant to such policies or programs are indemnified by Parent or its Affiliates and (ii) agree to indemnify Parent with respect to any third party claims against the insurer under the Excluded Policies for which and to the extent Parent or its Affiliates have indemnified such insurer.
(2)Buyer shall reimburse Parent for any claim payments, including but not limited to any deductible and/or self-insured retention, and the related third party loss handling charges and other related expenses payable to third parties; taxes, surcharges and assessments; and letter of credit fees allocable to the Company or any of its Subsidiaries with respect to claims against the insurer by the Company or any of its Subsidiaries after the Closing arising from bodily injury, property damage, accident, incident or wrongful act that took place prior to the Closing Date, in each case to the extent the payment with respect thereof is made by Seller on or after the Closing Date. Such reimbursement shall be made within fifteen (15) business days after receipt of an invoice from Seller setting forth reasonable details of the requested reimbursement.
(3)Seller agrees to use commercially reasonable efforts cooperate with Buyer, the Company and its Subsidiaries in making claims under the Applicable Insurance Policies with respect to bodily injury, property damage, accident, incident or wrongful act that occurred prior to the Closing Date, and shall remit promptly any net recoveries with respect thereto, to the extent received by Seller or any of its affiliates, to Buyer in proportion to Buyer’s loss as against the entire loss.
(4)From and after the Closing, Parent shall provide to Buyer and its agents, upon request by Buyer, reasonable access to copies of the Applicable Insurance Policies and other documents and information with respect to any claims made or that may potentially be made by or on behalf of the Company or any of its Subsidiaries or by third parties pursuant to any Applicable Insurance Policies (including any claims referred to in Section 6.16(a) above). Buyer, at its own expense, shall be entitled to make copies of such policies, documents and information, provided that Buyer shall not provide such documents to any third party without the prior written consent of Parent.

(5)Notwithstanding the foregoing, nothing in this Section 6.16 shall obligate Parent or any of its Affiliates to maintain any insurance policy for any bodily injury, property damage, accident, incident, or wrongful act that occurs subsequent to the Closing Date.
Article VII.
CONDITIONS PRECEDENT TO THE CLOSING
i..Conditions to Each Party’s Obligations. The obligations of the Company and Seller, on the one hand, and Buyer, on the other hand, to consummate the Acquisition are subject to the fulfillment, on or before the Closing Date, of the following condition: no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any temporary restraining order, initial or permanent injunction or other Judgment or other legal restraint or prohibition that is in effect and prevents, enjoins or otherwise prohibits the consummation of the Acquisition.
ii..Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the Acquisition is subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by Buyer:
(1)The General Representations of Seller and the Company shall be true and correct in all respects (disregarding any “material,” “in all material respects,” “Company Material Adverse Effect,” or similar qualifications contained therein) at and as of the Closing Date, as if made at and as of such date, (except to the extent that such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representation and warranty shall be true and correct as of such date or dates) except for those failures to be so true and correct as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, and Buyer shall have received a certificate signed by an officer of the Company to the foregoing effect;
(2)The Seller Fundamental Representations shall be true and correct in all material respects (disregarding any “material,” “in all material respects,” “Company Material Adverse Effect,” or similar qualifications contained therein) at and as of the Closing Date, as if made at and as of such date, (except to the extent that such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representation and warranty shall be true and correct as of such date or dates), and Buyer shall have received a certificate signed by an officer of the Company to the foregoing effect;
(3)The Company and Seller shall have performed and complied in all material respects their respective obligations hereunder required to be performed or complied with by each of them on or prior to the Closing Date, and Buyer shall have received a certificate signed by an officer of the Company to the foregoing effect;
(4)Buyer shall have received a certificate of the Secretary of the Company certifying true and complete copies of (i) the Constitutional Documents of the Company, as in effect on the Closing Date; and (ii) the resolutions of the Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(5)The Company shall have obtained and delivered to Buyer the Consents set forth in Section 7.2(e) of the Disclosure Letter;
(6)Seller shall have delivered the Certificates, duly endorsed for transfer to Buyer;
(7)The Company shall have delivered to Buyer (i) a properly executed affidavit, in form and substance acceptable to Buyer, pursuant to Section 1445(b)(3)(A) of the Code certifying that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (ii) an executed notice to the Internal Revenue Service regarding delivery of the affidavit above, in form and substance acceptable to Buyer and in compliance with the requirements of Treasury Regulation Section 1.897-2(h)(2);
(8)The Transaction Documents to which the Company, any of its Subsidiaries, Parent or Seller is a party shall have been executed and delivered by the Company and such Subsidiaries, Parent and Seller, as applicable, and true and complete copies thereof shall have been delivered to Buyer;
(9)Buyer shall have received customary pay-off letters or similar acknowledgments of the discharge of the Debt set forth on Section 7.2(i) of the Disclosure Letter, to be paid off at Closing (“Payoff Letters”), setting forth the amount owed as of the Closing Date and indicating that upon payment of such amount, such Debt will be discharged in full and all related Liens (other than Permitted Liens) will be released and removed;
(10)Buyer shall have received letters of resignation from the officers and directors set forth on Section 7.2(j) of the Disclosure Letter;
(11)The Seller shall have delivered evidence reasonably satisfactory to Buyer that the requirements of Section 6.8, and Section 6.9 have been met; and
(12)Buyer shall have obtained the funds contemplated by the Financing Commitment and/or Alternative Financing; provided, however, Buyer may rely on this Section 7.2(l) as a condition to Buyer’s obligations hereunder only if Buyer shall have complied with its obligations pursuant to Section 6.5 in all material respects.
iii..Conditions to the Obligation of the Seller Parties. The obligation of the Seller Parties to consummate the Acquisition is subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by the Parent:
(1)The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects (disregarding any “material,” “in all material respects,” “material adverse effect,” or similar qualifications contained therein) at and as of the Closing Date, as if made at and as of such date, (except to the extent that such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representation and warranty shall be true and correct as of such date or dates) and Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect;
(2)Buyer shall have performed and complied in all material respects with all of its obligations hereunder required to be performed or complied with by it at or prior to the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect;
(3)Seller shall have received a certificate of the Secretary of Buyer certifying true and complete copies of (i) the Constitutional Documents of Buyer as in effect on the Closing Date; and (ii) resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and
(4)The Transaction Documents to which Buyer is party shall have been executed and delivered by Buyer and true and complete copies thereof shall have been delivered to Seller.
Article VIII.
TERMINATION
i..Termination. This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:
(1)by written agreement of Seller and Buyer;
(2)by either Buyer, on the one hand, or Seller, on the other hand, if (i) the Closing has not occurred by February 15, 2021 (or such later date as shall be mutually agreed to in writing by Buyer and Seller) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose action or failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a Governmental Entity in effect prohibiting consummation of the Acquisition; provided, however, that the terms of this Section 8.1(b)(ii) shall not be available to the terminating Party (A) if such order or action was caused by the action or the failure to act of the terminating Party and such action or failure constitutes a breach of this Agreement by such Party or (B) such terminating Party did not use its commercially reasonable efforts to oppose any such order or action or to have such governmental order vacated or made inapplicable to this Agreement; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that in the opinion of counsel of the terminating Party would make consummation of the Acquisition illegal;
(3)by Buyer (i) if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental Entity, which would (A) prohibit Buyer’s ownership or operation of any material portion of the business of the Company or its Subsidiaries, or (B) compel Buyer to dispose of or hold separate, as a result of the Acquisition, any material portion of the business or assets of Buyer, the Company or the Company’s Subsidiaries; or (ii) if Buyer is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Seller and, as a result of such breach, the conditions set forth in Section 7.1 or Section 7.2, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company or Seller prior to the Outside Date through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 8.1(c) prior to the earlier of the Outside Date or that date which is fifteen (15) days following the Company’s receipt of written notice from Buyer of such breach, it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by the Company or Seller is cured within such fifteen (15) day period so that such conditions would then be satisfied; or (iii) as a result of Buyer not having the funds available as provided in the Financing Commitment and/or Alternative Financing (resulting in the closing condition set forth in Section 7.2(l) not being satisfied) (a “Specified Termination”);
(4)by Seller if the Company and Seller are not in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and as a result of such breach the conditions set forth in Section 7.1 or Section 7.3, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Buyer prior to the Outside Date through the exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement under this Section 8.1(d) prior to the earlier of the Outside Date or that date which is fifteen (15) days following Buyer’s receipt of written notice from Seller of such breach, it being understood that Seller may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by Buyer is cured within such fifteen (15) day period so that such conditions would then be satisfied.
(5)Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the board of directors or similar governing body of the Party taking such action.
ii..Reverse Termination Fee. If this Agreement is terminated by Buyer in connection with a Specified Termination, Buyer shall pay to Seller (or its designees), as the Seller Parties’ sole and exclusive remedy, an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Reverse Termination Fee”) in immediately available funds within two (2) Business Days after the date of such termination. Each of the Parties hereto acknowledges and agrees that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and, (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any Specified Termination, the right to payment of the Reverse Termination Fee constitutes a reasonable estimate of the losses that will be suffered by reason of any such Specified Termination and constitutes liquidated damages (and not a penalty). Accordingly, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller, Parent and their respective Affiliates as a result of or following any

Specified Termination against Buyer and each of its former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, representatives or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, (each, a “Buyer Related Party,” and collectively, the “Buyer Related Parties”) in respect of this Agreement, any Contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be to collect the Reverse Termination Fee and upon payment of such amount, no Buyer Related Party shall have any other liability or obligation for any or all Losses suffered or incurred by any Seller Party or any of their respective Affiliates (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither Seller, any other Seller Party nor any of their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Buyer Related Parties arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination.
iii..Effect of Termination. Except as otherwise set forth in this Section 8.3 any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of such termination by the terminating Party to the other Parties. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except that (i) Section 8.2 and this Section 8.3 and ARTICLE XII shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination or relieve Buyer from its obligation to pay the Reverse Termination Fee in the event of a Specified Termination. No termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement.
Article IX.
INDEMNIFICATION
i..Survival of Representations and Warranties.
(1)The representations and warranties of the Company and Seller contained in this Agreement other than the Seller Fundamental Representations shall terminate at 5:00 p.m. Eastern Time on the date that is twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties of the Company and Seller contained in Section 3.1 (Authority), Section 3.3 (Title to Shares), Section 3.5 (Solvency), Section 4.1 (Organization and Qualification of the Company), Section 4.2 (Organization and Qualification of Subsidiaries), Section 4.3 (Capitalization) and Section 4.4 (Authority), Section 4.18 (Environmental Matters), Section 4.20 (Employee Benefit Plans), Section 4.21(Tax Matters), Section 4.25 (Brokers’ and Finders’ Fees) (collectively, the “Seller Fundamental Representations”), and the representations and warranties of Buyer contained in Section 5.1 (Organization of Buyer), Section 5.2 (Authority) and Section 5.9 (Brokers’ and Finders’ Fees)

(collectively, the “Buyer Fundamental Representations”), shall survive the Closing until sixty (60) days after the expiration of the statute of limitations for any claim hereunder relating to the matters covered by the applicable Fundamental Representations (the representations and warranties of the Company and Seller contained in this Agreement, other than the Seller Fundamental Representations, are referred to herein as the “General Representations”); provided, further that all representations and warranties shall survive beyond the Expiration Date or other survival period specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in writing setting forth the specific claim and the basis therefor prior to the Expiration Date or other survival period specified above, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.
(2)The representations and warranties of Buyer contained in this Agreement shall survive the Closing and terminate on the Expiration Date, other than the Buyer Fundamental Representations, which shall survive for the period set forth in Section 9.1(a); provided, however, that all representations and warranties of Buyer shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in writing setting forth the specific claim and the basis therefor prior to the Expiration Date, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates set forth in Section 9.1(a) and Section 9.1(b) supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.
ii..Indemnification.
(1)Subject to the other provisions of this ARTICLE IX, Seller and Parent (together, the “Seller Indemnitors”) shall jointly and severally indemnify, defend and hold harmless Buyer, the Company, their Affiliates and each of their respective officers, directors, stockholders, employees, partners, members, managers and agents and (the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by any such Buyer Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:
(a)a breach of, or inaccuracy in, any of the representations or warranties made by any of the Seller Parties in this Agreement;
(b)any failure by any Seller Party to fully perform, fulfill or comply with any covenant, agreement or obligation set forth herein to be performed, fulfilled or complied with by the Company prior to the Closing or by any other Seller Party at any time;
(c)any breach of, or inaccuracy in, any representation or warranty made in Section 4.21;
(d)all Taxes of the Company and any of its Subsidiaries or relating to the business of the Company and its Subsidiaries for all Pre-Closing Tax Periods, including, without limitation, Taxes of the Company and any of its Subsidiaries for any Straddle Period that ends at the close of business on the Closing Date as determined under Section 10.3;

(e)any Debt outstanding as of the Closing Date that is not taken into account in determining the Net Initial Purchase Price, including, without limitation, any portion of an SBA PPP Loan that is not forgiven in full in accordance with Section 1106 of the CARES Act; and
(f)any Transaction Expenses that are not taken into account in determining the Net Initial Purchase Price.
(2)Subject to the other provisions of this ARTICLE IX, Buyer and the Company (the “Buyer Indemnitors”) shall indemnify, defend and hold harmless Seller, Parent and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered by any such Seller Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:
(a)a breach of, or inaccuracy in, any of the representations or warranties made by Buyer in this Agreement;
(b)any failure by Buyer to fully perform, fulfill or comply with any covenant, agreement or obligation set forth herein to be performed, fulfilled or complied with by Buyer at any time; and
(c)any Post Closing Guaranty Liabilities.
(3)Notwithstanding anything contained herein to the contrary, for purposes of determining both (i) whether a breach of, or inaccuracy in, any of the representations and warranties set forth in this Agreement, or any failure of a Party to fully perform, fulfill or comply with any covenant, agreement or obligation set forth in this Agreement, has occurred, and (ii) calculating the amount of any Losses for which any Buyer Indemnified Party or Seller Indemnified Party, as applicable, is entitled to indemnification pursuant to this ARTICLE IX, all “materiality,” “Material Adverse Effect” and similar qualifications contained in such representations, warranties, covenants and agreements shall be disregarded.
(4)Notwithstanding anything contained herein to the contrary, the obligations of the Seller and Parent to indemnify the Buyer Indemnified Parties pursuant to this Agreement shall be joint, several and solidary, with the intent of the parties being that each of Seller and Parent shall be liable under this Article IX and Article X to the Buyer Indemnified Parties for any and all amounts that may be due hereunder.
iii..Limitations on Liability.
(1)Notwithstanding anything to the contrary in this Agreement, the Seller Indemnitors shall be obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) of this Agreement (i) only for Losses that are the subject of claims made prior to the Expiration Date and in accordance with this Agreement pursuant to Section 9.2(a)(i) of this Agreement; provided, however, that in no event shall the aggregate liability of the Seller

Indemnitors pursuant to Section 9.2(a)(i) of this Agreement with respect to any and all Losses exceed Three Million Dollars ($3,000,000) (the “Cap”).
(2)Buyer shall be obligated to indemnify the Seller Indemnified Parties pursuant to Section 9.2(b)(i) of this Agreement (i) only for Losses that are the subject of claims made prior to the Expiration Date and in accordance with this Agreement pursuant to Section 9.2(b)(i) of this Agreement; provided, however, that in no event shall the aggregate liability of Buyer pursuant to Section 9.2(b)(i) of this Agreement with respect to any and all Losses exceed the Cap.
(3)Notwithstanding anything to the contrary in this Agreement, neither Seller nor Parent shall be required to make any indemnification payment pursuant to Section 9.2(a)(i) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnified Parties, or to which any one or more of the Buyer Indemnified Parties, has or have otherwise directly or indirectly become subject, exceeds One Hundred Eighty-Seven Thousand Five Hundred Dollars $187,500 (the “Deductible”) in the aggregate. Once the total amount of such Losses exceeds the Deductible, then the Buyer Indemnified Parties shall be entitled to be indemnified and held harmless against and compensated and reimbursed for only that portion of such Losses exceeding the Deductible.
(4)The amount of Losses for which indemnification is provided under this ARTICLE IX shall be calculated net of any amounts actually recovered by the Buyer Indemnified Parties under insurance policies with respect to such Losses (net of any costs to recover such insurance payments).
(5)The amount of Losses for which indemnification is provided under this ARTICLE IX shall be calculated net of any Tax benefits actually realized by the Indemnitee in the taxable period that includes the indemnity payment, any carryback Tax period prior to such taxable period, or the Tax years following such taxable period (solely through a reduction in cash Tax payments required to be made or an increase in Tax refunds actually received), which Tax benefits shall be calculated net of any cash Tax costs, in each case, as a result of the Losses or receipt of an indemnity payment on a claim therefor.
(6)Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty or covenant, provided, however, that the foregoing limitation shall not prevent an Indemnified Party from recovering all Losses to which it is entitled hereunder arising out of the same set of facts, events, conditions or circumstances (but not more than once) notwithstanding the fact that an indemnification claim for such Losses is based upon more than one representation, warranty or covenant.
(7)No Indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to Losses arising in connection with a breach of or any inaccuracy in any of the representations and warranties of the Company set forth in this Agreement if and to the extent that the alleged breach relates to a balance sheet asset or liability that was reflected in the calculation of Closing Net Working Capital as finally determined pursuant to Section 2.2(c).
(8)Notwithstanding anything in this Agreement to the contrary, the remedies provided in this ARTICLE IX shall be the exclusive monetary remedies of the Parties and their heirs, successors and assigns after the Closing with respect to a breach of, or inaccuracy in, any of the representations or warranties set forth in this Agreement, except for (i) actions for specific performance, injunctive relief or other equitable relief, and (ii) claims for intentional fraud or willful misconduct, in any which case the Parties shall have all rights and remedies available under any Law and available under this Agreement without regard to the Cap.
iv..Defense of Third Party Claims.
(1)In the event of the assertion or commencement by any Person, other than a party hereto, of any claim or Legal Action (whether against Buyer, Seller or any other Person) with respect to which the Seller Indemnitors or Buyer, as he case may be (each, an “Indemnitor”), may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9.2 or Section 9.3, as the case may be (a “Third Party Claim”), the Indemnitor shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Indemnitee unless: (i) the Third Party Claim is in respect of any matter involving criminal liability of an Indemnitee; (ii) the Third Party Claims seeks Losses in excess of the amount for which the Indemnitor may be liable under this Agreement; or (iii) the Third Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnitee or any of its Affiliates (other than equitable relief that is ancillary to claim for monetary damages). If the Indemnitor so proceeds with the defense of any such Third Party Claim:
(a)the Indemnitee shall make available to the Indemnitor any documents and materials in his, her or its and in his, her or its Affiliates’ possession or control that may be necessary to the defense of such Third Party Claim; provided, however, that any confidential or privileged materials shall not be disclosed by the Indemnitee other than as needed for such defense, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnitee with respect to such information;
(b)the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim; provided, however, that the Indemnitee will be entitled to participate in any such defense with separate co-counsel at the expense of the Indemnitor if based on the written opinion of counsel to the Indemnitee, a conflict between the Indemnitee and the Indemnitor exists that would make such separate representation advisable; provided further, however, that the Indemnitor shall not be required to pay for more than one (1) such counsel for all Indemnitees in connection with such Third Party Claim; and
(c)the Indemnitor may not settle, adjust or compromise such Third Party Claim without the consent of the Indemnitee (it being understood that if the Indemnitor requests that the Indemnitee consent to a settlement, adjustment or compromise, the Indemnitee shall not unreasonably withhold or delay such consent); provided, however, that no such consent shall be required if: (A) there is no finding or admission of any violation of Law or suggestion of any wrongdoing on behalf of the Indemnitee; (B) each Indemnitee that is a party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim, without prejudice; and (C) as a result of such settlement, adjustment or compromise, no injunctive or other equitable relief will be imposed against the Indemnitee.
(2)If the Indemnitor does not elect or is not entitled to proceed with the defense of any such Third Party Claim, the Indemnitee shall proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, conditioned or delayed). An Indemnitee shall give the applicable Indemnitor prompt notice of the commencement of any such Third Party Claim against the Indemnitee; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor under this Article IX (except to the extent such failure materially prejudices the defense of such Third Party Claim).
v..Indemnification Claim Procedures.
(1)If any Indemnitee has or claims in good faith to have incurred or suffered Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article IX or for which it is entitled to a monetary remedy, such Indemnitee may deliver a written notice of claim (a “Notice of Claim”) to the applicable Indemnitor (and, in the case the Notice of Claim is delivered by a Buyer Indemnitee, to the Escrow Agent, to the extent funds remain in the Indemnity Escrow Account). Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this Article IX or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual Losses that the Indemnitee believes have arisen as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, and at all times subject to the limitations set forth in this Article IX, being referred to as the “Claimed Amount”).
(2)During the twenty (20)-day period commencing upon delivery by an Indemnitee to the applicable Indemnitor of a Notice of Claim (the “Claim Dispute Period”), the applicable Indemnitor may deliver to the Indemnitee who delivered the Notice of Claim (and, in the case the Notice of Claim was delivered by a Buyer Indemnitee, to the Escrow Agent, to the extent funds remain in the Indemnity Escrow Account) a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Notice of Claim relates to a Third Party Claim, the Response Notice shall also specify whether or not the Indemnitor desires to assume control of the defense of such Third Party Claim. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnitor’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnitor asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount).
(3)If the Indemnitor delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee or fails to deliver a Response Notice prior to the end of the Claim Dispute Period, then within three (3) Business Days following the receipt of such Response Notice by the Indemnitee or, if no Response Notice is delivered before the end of the Claim Dispute Period, within three (3) Business Days following end of the Claim Dispute Period, the Indemnitor shall, subject to the limitations set forth in this Article IX, pay to the applicable Indemnitee an amount in cash equal to the full Claimed Amount (or, in the case the Notice of Claim was delivered by a Buyer Indemnitee and funds remain in the Indemnity Escrow Account, Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the applicable Buyer Indemnitee from the Indemnity Escrow Account an amount in cash equal to the full Claimed Amount (or such lesser amount as may remain in the Indemnity Escrow Account)); provided, however, that, if the Notice of Claim was delivered by a Buyer Indemnitee and the funds in the Indemnity Escrow Account are insufficient to cover the Claimed Amount, subject to the limitations set forth in this Article IX, the Seller Indemnitors shall promptly pay to the applicable Buyer Indemnitee the amount by which the Claimed Amount exceeds the remaining funds in the Indemnity Escrow Account.
(4)If the Indemnitor delivers a Response Notice during the Claim Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then within three (3) Business Days following the receipt of such Response Notice, the Indemnitor shall, subject to the limitations set forth in this Article IX, pay to the applicable Indemnitee an amount in cash equal to the Agreed Amount (or, in the case the Notice of Claim was delivered by a Buyer Indemnitee and funds remain in the Indemnity Escrow Account, Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the applicable Buyer Indemnitee from the Indemnity Escrow Account an amount in cash equal to the Agreed Amount (or such lesser amount as may remain in the Indemnity Escrow Account)); provided, however, that, if the Notice of Claim was delivered by a Buyer Indemnitee and the funds in the Indemnity Escrow Account are insufficient to cover the Agreed Amount, subject to the limitations set forth in this Article IX, the Seller Indemnitors shall promptly pay to the applicable Buyer Indemnitee the amount by which the Agreed Amount exceeds the remaining funds in the Indemnity Escrow Account.
(5)If the Indemnitor delivers a Response Notice during the Claim Dispute Period indicating that there is a Contested Amount, the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnitor resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitor. Within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), the Indemnitor shall, subject to the limitations set forth in this ARTICLE IX, pay to the applicable Indemnitee an amount in cash equal to the Stipulated Amount (or, in the case the Notice of Claim was delivered by a Buyer Indemnitee and funds remain in the Indemnity Escrow Account, Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the applicable Buyer Indemnitee from the Indemnity Escrow Account an amount in cash equal to the Stipulated Amount (or such lesser amount as may remain in the Indemnity Escrow Account)); provided, however, that, if the Notice of Claim was delivered by a Buyer Indemnitee and the funds in the Indemnity Escrow Account are insufficient to cover the Stipulated Amount, subject to the limitations set forth in this Article IX, the Seller Indemnitors shall promptly pay to the applicable Buyer Indemnitee the amount by which the Stipulated Amount exceeds the remaining funds in the Indemnity Escrow Account.
(6)In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and the applicable Indemnitor, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee), that remains unresolved after application of the terms of this Section 9.5, such dispute shall be settled in accordance with Section 12.10.
vi..Indemnity Escrow Amount Release.
(1)If the funds remaining in the Indemnity Escrow Account, including any interest accrued or income otherwise earned thereon, as of the Expiration Date (the “Indemnity Escrow Balance”) exceed the aggregate dollar amount, as of the Expiration Date, of Claimed Amounts and Contested Amounts associated with all indemnification claims contained in any Notice of Claim delivered by a Buyer Indemnitee that have not been finally resolved and paid prior to the Expiration Date in accordance with Section 9.5 (each, an “Unresolved Indemnity Escrow Claim” and the aggregate dollar amount of such Claimed Amounts and Contested Amounts as of the Expiration Date being referred to as the “Pending Claim Amount”), then Buyer and Seller shall, within three (3) Business Days following the Expiration Date, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account an amount equal to the Indemnity Escrow Balance minus the Pending Claim Amount to Seller.
(2)Following the Expiration Date, if an Unresolved Indemnity Escrow Claim is finally resolved, Buyer and Seller shall, within three (3) Business Days after the final resolution of such Unresolved Indemnity Escrow Claim, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account: (i) to the applicable Buyer Indemnitee an amount determined in accordance with Section 9.5, and (ii) to Seller an amount equal to the amount (if any) by which the amount of funds remaining in the Indemnity Escrow Account, including any interest accrued or income otherwise earned thereon, as of the date of resolution of such Unresolved Indemnity Escrow Claim exceeds the aggregate amount of the remaining Pending Claim Amount.
vii..Purchase Price Adjustment. All amounts paid under this ARTICLE IX shall, to the extent permitted by Law, be treated as an adjustment to the consideration being paid for the Shares.
Article X.
TAX MATTERS
i..Tax Covenants.
(1)Without the prior written consent of Buyer, each Seller Party (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Each Seller Party agrees that Buyer is to have no liability for any Tax resulting from any action of any Seller Party, any of their respective Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company and each of its Subsidiaries) against any such Tax or reduction of any Tax asset. To the extent permitted under applicable law, each of the Parent, the Seller, the Company and each of its Subsidiaries and the Buyer shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to each of the Company and each of its Subsidiaries.
(2)To the extent not filed prior hereto, the Parent and the Seller shall prepare or cause to be prepared, in accordance with applicable law and consistent with past practice, each Standalone Tax Return for any Pre-Closing Tax Period (other than a Pre-Closing Tax Period that is part of a Straddle Period) and any other Company Tax Return for any Pre-Closing Tax Period. In the event a Section 338(h)(10) Election is made, all such Tax Returns shall be prepared in accordance with the Allocation Schedule to the extent applicable. At least thirty (30) days prior to the date on which a Standalone Tax Return for such a Pre-Closing Tax Period is due (after taking into account any valid extension), the Parent and the Seller shall deliver such Standalone Tax Return to the Buyer. No later than five (5) days prior to the date on which a Standalone Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Buyer may request reasonable changes and revisions be made to such Standalone Tax Return. The Parent and the Seller shall cooperate fully in making any reasonable changes and revisions to any Standalone Tax Return for a Pre-Closing Tax Period. At least three (3) days prior to the date on which a Standalone Tax Return (as reasonably revised based on requests by the Buyer) for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Parent and the Seller shall pay to the Buyer an amount equal to any Tax due with respect to such Standalone Tax Return or the Pre-Closing Tax Period (other than any such Tax taken into account under any working capital, similar adjustment or indemnification), and the Buyer shall file such Standalone Tax Return.

(3)Except for any Tax Return to which Section 10.1(b) applies, the Buyer shall prepare and file each Company Tax Return for any Post-Closing Tax Period or any Straddle Period in accordance with applicable law. At least thirty (30) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), the Buyer shall deliver such Company Tax Return to the Parent and the Seller. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), each of the Parent and the Seller may make reasonable changes and revisions to such Company Tax Return. The Buyer shall cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Company Tax Return for a Straddle Period is due (after taking into account any valid extension), the Parent and the Seller shall pay to the Buyer an amount equal to the Tax on such Company Tax Return to the extent such Tax relates, as determined under Section 10.1(d), to the portion of such Straddle Period ending on and including the Closing Date.
(4)In the case of a Tax payable for a Straddle Period, the portion of such Tax of the Company that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of a Tax (other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts) be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion ending on the Closing Date of the Straddle Period and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.
(5)Each party shall promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Tax or Company Tax Return for a Pre-Closing Tax Period or Straddle Period. Upon reasonable request, the Buyer, the Parent and the Seller shall each make available to the other all information, records or other documents relating to any Tax or any Company Tax Return for a Pre-Closing Tax Period or Straddle Period. The Buyer, the Parent and the Seller shall preserve all information, records or other documents relating to a Tax or a Company Tax Return for a Pre-Closing Tax Period or Straddle Period, until the date that is six (6) months after the expiration of the statute of limitations applicable to the Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Tax or any Company Tax Return for a Pre-Closing Tax Period or Straddle Period, the Parent or the Seller shall give to the Buyer a reasonable written notice and, to the extent the Buyer so requests, the Parent or the Seller shall permit the Buyer to take possession of all such information, records and documents. In addition, the Buyer and each of the Parent and the Seller shall cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Tax and in connection with any proceeding relating to any Tax or Company Tax Return, including but not limited to, access to information regarding the Company or any of its Subsidiaries for the purpose of preparing any Company Tax Return of which the Parent or any of its Subsidiaries is the common parent.

Nothing in this Section 10.1(e) shall affect or limit any indemnity or similar provision or any other representations, warranties or obligations of the Company, the Parent or the Seller. Each party shall bear its own costs and expenses in complying with the provisions of this Section 10.1.
(6)The Parent and the Seller shall be entitled to any refunds (including any interest paid thereon) or credits for Taxes attributable to taxable periods ending on or before the Closing Date.
(7)Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax, collectively, “Transfer Taxes”) shall be borne and paid by Seller when due, regardless of the Person liable for such obligations under applicable Law or the Person making payment to the Governmental Entity or other third party. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(8)At Seller’s option, Seller may make an election under Treasury Regulation Section 1.1502-36(d)(6) and any other similar election under state or local law. If Seller makes the election under Treasury Regulation Section 1.11502-36(d)(6), Buyer shall cooperate with Seller in making such election.
ii..Termination of Existing Tax Sharing Agreements. Notwithstanding anything to the contrary in this Agreement, all liabilities, obligations and other rights between any member of the Parent Consolidated Group, on the one hand, and the Company and any of its Subsidiaries, on the other hand, under any Tax sharing or Tax indemnity agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.
iii..Allocation of Taxes for Straddle Period.
(1)All Taxes and Tax liabilities that relate to a Straddle Period shall be allocated to the Pre-Closing Tax Period as follows:
(a)In the case of Taxes (A) based upon, or measured by reference to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)In the case of other Taxes, such Taxes shall be deemed equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(2)The remainder of the Taxes for the Straddle Period shall be allocated to the Post-Closing Tax Period.
iv..Cooperation and Exchange of Information. Seller, Parent and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE X or in connection with any audit or proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to ruling or other determinations by tax authorities. Each of Seller, Parent and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and its Subsidiaries for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.
v..Tax Refunds. Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Company or any of its Subsidiaries for Taxes paid for any Pre-Closing Tax Period shall be the property of Seller except to the extent such Tax Refund was taken into account in calculating the Post-Closing Adjustment.
vi..Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE X shall be treated as an adjustment to the consideration paid for the Shares by the parties for Tax purposes, unless otherwise required by Law.
vii..Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE X (other than amounts described in Section 10.1(b) and Section 10.1(c), which shall be paid directly by Seller or Parent to Buyer) shall be satisfied by Parent by wire transfer of immediately available funds to Buyer.
viii..Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.21 and this ARTICLE X shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.
ix..Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE X, the provisions of this ARTICLE X shall govern.
x..Section 338(h)(10) Election.

(1)At the request of Buyer, Seller, Parent and Buyer shall jointly make, and shall take any and all actions necessary to effect, an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”). If Buyer requests a Section 338(h)(10) Election, Seller, Parent and Buyer shall, within ten (10) days prior to the date such forms are required to be filed under applicable Law, exchange completed and executed copies of IRS Forms 8023 and 8883, required schedules thereto, and any similar state, local or foreign forms. The completed and executed IRS Form 8883 shall reflect the Allocation Schedule agreed to by Seller and Buyer pursuant to Section 10.10(b). If a Section 338(h)(10) Election is made, Seller, Parent and Buyer shall report the purchase and sale of the Shares consistent with the treatment of the purchase of the Shares as a “qualified stock purchase” and consistent with the Section 338(h)(10) Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Taxing Authority or otherwise.
(2)If a Section 338(h)(10) Election is made, Seller, Parent and Buyer agree that the Purchase Price and all liabilities of the Company and any other relevant items (the “Section 338(h)(10) Consideration”) shall be allocated among the assets of the Company for all purposes (including Tax and financial reporting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller with Buyer’s request to make a Section 338(h)(10) Election. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following Buyer’s notice, such dispute shall be resolved by the Accounting Arbitrator selected in the manner set forth in Section 2.2(c). The fees and expenses of the Accounting Arbitrator shall be borne equally by Seller and Buyer. Buyer, the Company, Parent and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Net Initial Purchase Price pursuant to Section 2.2 or herein shall be allocated in a manner consistent with the Allocation Schedule.
xi..Tax Attributes.
(1)If no Section 338(h)(10) Election is made and any of the Shares are “loss shares” for purposes of Treasury Regulations Section 1.1502-36 after taking into account the effects of all applicable Law, then Seller shall make an election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A) and Section 1.1502-36(e)(5).
(2)If no Section 338(h)(10) Election is made and it is determined that Seller has undergone an ownership change (within the meaning of Section 382 of the Code) during the period in which it owned the Company, Seller shall file a timely election under Treasury Regulations Section 1.1502-95(f) to apportion to the Company its allocable share of “consolidated section 382 limitation” and the “loss group’s net unrealized built-in gain,” as provided therein, and shall not file an election under Treasury Regulations Section

1.1502-96(d)(5). At Seller’s request, Buyer will cause the Company to join with Seller in making any election required under Treasury Regulations Section 1.1502-95(f), and Seller and the Company and any other Person required by Treasury Regulations Section 1.1502-95(f) shall enter into the agreement required by Treasury Regulations Section 1.1502-95(f)(1)(ii).
Article XI.
DEFINITIONS; CONSTRUCTION
i..Definitions. For the purposes of this Agreement:
“2020 Company Balance Sheet” is defined in Section 4.7.
“Accounting Arbitrator” means Grant Thornton LLP.
“Acquisition” is defined in the Recitals.
“Acquisition Date” means January 1, 2016.
“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For the purpose of this definition, the term “control” of a Person means the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms and phrases “controlling,” “controlled by” and “under common control” have correlative meanings.
“Agreement” is defined in the Preamble.
“Agreed Amount” is defined in Section 9.5(b).
“Allocation Schedule” is defined in Section 10.10(b).
“Alternative Financing” is defined in Section 6.5(b).
“Balance Sheet Date” is defined in Section 4.9.
“Business Day” means any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required to close.
“Buyer” is defined in the Preamble.
“Buyer Entities” is defined in Section 12.15.
“Buyer Indemnified Parties” is defined in Section 9.2(a).
“Buyer Related Parties” is defined in Section 8.2.
“Cap” is defined in Section 9.3(a).

“CARES Act” means the federal Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.
“CARES Allowable Uses” means “allowable uses” of proceeds of an SBA PPP Loan as provided in Section 1102 of the CARES Act.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Certificates” means, collectively, the certificates evidencing all the Shares.
“Closing” is defined in Section 1.2.
“Closing Cash” means consolidated cash and cash equivalents of the Company as of the close of business on the Closing Date (without giving effect to any increases or decreases in cash and cash equivalents in connection with the Closing), reconciled on a GAAP basis for all outstanding deposits, checks or other increases and decreases to cash and cash equivalents.
“Closing Date” is defined in Section 1.2.
“Closing Net Working Capital” means (i) the sum of the accounts receivable, inventory, prepaid expenses and other current assets minus (ii) the sum of the accounts payable, deferred revenue and other current liabilities, in each case of the Company and its Subsidiaries as of the Closing Date, all as determined on a consolidated basis in accordance with GAAP in the manner applied by the Company in preparing the Company Financial Statements. For the avoidance of doubt, the following items shall be excluded from the calculation of Closing Net Working Capital (a) cash and cash equivalents, (b) all Income Tax assets and liabilities, whether current, deferred or otherwise, and (c) Debt.
“Closing Statement” is defined in Section 2.2(b).
“COBRA” is defined in Section 6.9.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, incentive compensation, bonus, severance, change-of-control payments, termination pay, performance awards, stock option, share appreciation right or other stock-related awards, fringe benefits, supplemental unemployment benefits, group or individual health, dental, medical, life insurance, survivor benefit or other welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of any

Employee, director or consultant of the Company, or pursuant to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise.
“Company Financial Statements” is defined in Section 4.7(a).
“Company Intellectual Property” means any and all Intellectual Property that is (i) used by the Company or its Subsidiaries in their businesses as currently conducted or (ii) incorporated in, forming any part of or used to provide any of the Company or its Subsidiaries’ services, including all Company Software.
“Company Material Adverse Effect” means a material adverse effect on the business, assets, properties, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) events, changes, developments or circumstances relating to the industries or the markets in which the Company and its Subsidiaries operate, including changes resulting from weather or natural conditions, or changes in Law or the interpretation or enforcement thereof, (ii) events, changes, developments, conditions or circumstances that effect the United States economy generally, (iii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, any pandemic or public health emergency (including the COVID-19 pandemic) or the taking of any COVID Action, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States, (iv) changes in Law or GAAP, (v) any action or omission of the Company or any of its Subsidiaries prior to the Closing Date contemplated by this Agreement or taken with the prior written consent of Buyer, as long as, in the case of the foregoing clauses (i) through (v), such change, circumstance, event or effect has not had, or would not reasonably be expected to have, a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the Company and its Subsidiaries operate.
“Company Material Contract” is defined in Section 4.13(b).
“Company Software” means any and all Software that is (i) used or currently being developed for use by the Company or its Subsidiaries in the operation of their respective businesses as currently conducted, in each case, without giving effect to the consummation of the transactions contemplated by this Agreement; or (ii) incorporated in, forming any part of or used to provide any of the Company or its Subsidiaries’ services.
“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge of any of Matthew G. Molchan and David J. Noble, after due inquiry. For purposes of this definition, “due inquiry” means (i) reasonable review of files and other information that is or has been in the possession or is within the control of either Matthew G. Molchan or David J. Noble and (ii) reasonable inquiry of employees of Parent, Seller or the Company who have primary responsibilities pertinent to such inquiry and access to information in the possession of Parent, Seller or the Company, as the case may be, responsive thereto.
“Company Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company, any Subsidiary or any Tax.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated June 14, 2019, between Parent and Diagnostic Imaging Rental Services, LLC.
“Consents” means approvals, consents (including negative consents), waivers, filings, authorizations, licenses, permits, notices, reports or similar items.
“Constitutional Documents” means, as to any Person, the constitutional or organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company or operating agreement or similar document.
“Contested Amount” is defined in Section 9.5(b).
“Contract” means any written or oral agreement, contract, mortgage, indenture, lease (including Personal Property Leases), license, instrument, document, obligation or commitment that is legally binding, including all amendments, modifications and supplements thereto; provided, however that the term Contract does not include purchase orders entered into in the Ordinary Course of Business.
“COVID Action” means any commercially reasonable actions that Parent, Seller or the Company reasonably determine are necessary or prudent for Parent, Seller, the Company or any of their Subsidiaries to take in connection with (i) events surrounding any pandemic or public health emergency caused by COVID-19, (ii) limiting, ceasing or reinitiating operations, (iii) mitigating the adverse effects such events, pandemic or public health emergency on the business of Parent, Seller, the Company or any of their Subsidiaries, and (iv) protecting the health and safety of customers, employees and other business relationships, or to ensure compliance with any Law or the recommendations or restrictions imposed by the Centers for Disease Control and Prevention or any other governmental or quasi-governmental authorities having jurisdiction over Parent, Seller, the Company or any of their Subsidiaries or their properties.
“Data Room” means the electronic data room established by the Company in connection with the transactions contemplated by this Agreement.
“Debt” means, without duplication, (i) any indebtedness of the Company or any of its Subsidiaries for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, (ii) any indebtedness of the Company or any of its Subsidiaries evidenced by a note, bond, debenture or other similar security, (iii) all obligations under leases to which the

Company or any of its Subsidiaries are a party and which are required to be recorded as capitalized/financing leases under GAAP other than obligations arising after the closing under leases relating to all automobiles and the PET, CT, MRI and Mammography Units set forth on Section 4.10 of the Disclosure Letter, and (iv) any indebtedness or obligations referred to in the foregoing clauses (i), (ii) and (iii) of any Person which is either guaranteed by, or secured by a Lien upon any property or asset owned by, the Company or any of its Subsidiaries.
“Disclosure Letter” is defined in the preamble to ARTICLE III.
“Employee” means any current, former, or retired employee of the Company or any of its Subsidiaries.
“Environmental Law” means any and all Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time, including without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Equity Interest” means, with respect to any Person, any outstanding shares of Equity Securities, subscriptions, options, calls, warrants or other rights to acquire Equity Securities, whether or not currently exercisable.
“Equity Securities” means, with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities which entitle the holder thereof to participate in the earnings of such Person or to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to stockholders of a corporation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” is defined in Section 4.20(c).
“Escrow Agent” means First Horizon Bank.

“Escrow Agreement” is defined in Section 2.3(a).
“Estimated Closing Cash” is defined in Section 2.2(a).
“Estimated Closing Net Working Capital” is defined in Section 2.2(a).
“Existing Surveys” is defined in Section 4.11(k).
“Existing Title Documents” is defined in Section 4.11(k).
“Expiration Date” is defined in Section 9.1(a).
“Federal Healthcare Program” is defined in Section 4.15(b).
“Financing Commitment” is defined in Section 5.6.
“Fundamental Representations” means the Seller Fundamental Representations and the Buyer Fundamental Representations.
“GAAP” means generally accepted accounting principles effective in the United States as in effect on the date of this Agreement.
“General Representations” is defined in Section 9.1(a).
“Governmental Entity” means any court, administrative agency, department, commission, board, bureau, or other federal, state, county, local or foreign governmental entity, instrumentality, agency or commission.
“Hazardous Material” means those materials, substances, biogenic materials, contaminants, pollutants or wastes (solid, liquid and medical) that are regulated by, or form the basis of liability under, any Environmental Law, including without limitation polychlorinated biphenyls, pollutants, solid wastes, explosive, pesticides, mold, metals (whether naturally occurring) radioactive, or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101, and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA, but excluding supplies for cleaning, maintenance and operations in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Premises and are stored and used in compliance with applicable Environmental Laws.
“Health Care Law” means an applicable Law regarding the following, in each case to the extent applicable to the Company or any of its Subsidiaries: treatment of and services for patients; billing and reimbursement for such treatment and services; and patient confidentiality, including the laws listed in Section 4.15(e).

“Income Taxes” means all income, franchise or other Taxes measured directly or indirectly by gross or net income or that directly or indirectly uses gross or net income as one or more alternative bases for determining the amount of Tax due.
“Indemnity Escrow Account” means the indemnity escrow account established by the Escrow Agent pursuant to the Escrow Agreement.
“Indemnity Escrow Amount” means an amount in cash equal to Seven Hundred Fifty Thousand Dollars ($750,000), such amount to be deposited at the Closing in the Indemnity Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, including any interest accrued or income otherwise earned thereon.
“Indemnitee” means the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable.
“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Internet domain names and uniform resource locators, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.
“IRS” means the Internal Revenue Service.
“Judgment” means, with respect to any Person, any order, injunction, judgment, stipulation, award, decision, decree, verdict, ruling or other similar requirement enacted, adopted, entered, issued, made, rendered, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person.
“Law” means any federal, state, foreign or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, order, judgment, treaty, decree or administrative or judicial decision.
“Leased Real Property” is defined in Section 4.11(a).
“Legal Action” means any action, claim, suit, proceeding, lawsuit, arbitration, notice of violation, litigation, citation or known investigation, in each case of any nature, civil, criminal, administrative, regulatory or otherwise, in Law or in equity, by or before any court, tribunal, arbitrator or other Governmental Entity.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever, and, with respect to the Owned Real Property, any encroachment whatsoever.
“Losses” shall mean, without duplication for purposes of recovery, losses, liabilities, damages, interest, penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense; provided, however, that “Losses” shall not include any special or punitive damages awarded with respect to any claim or any indirect, consequential or incidental losses or damages related to any claim, including any diminution in value, any lost profits or opportunities and any losses or damages based on any multiple of actual, direct losses or damages.
“Material Customer” is defined in Section 4.26.
“Material Lease” shall mean any Real Property Lease providing for a base monthly rent in excess of $1,500.
“Material Supplier” is defined in Section 4.26.
“Net Initial Purchase Price” means an amount equal to (i) Eighteen Million Seven Hundred Fifty Thousand Dollars ($18,750,000), minus (ii) any Transaction Expenses to be paid by the Company or any of its Subsidiaries at or following the Closing, minus (iii) the aggregate amount of Debt (other than any SBA PPP Loans that remain outstanding with respect to which no final forgiveness determination has been made by the SBA) as of the Closing Date, plus (iv) the amount of Estimated Closing Cash, and minus, if applicable, (v) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Closing Net Working Capital or plus, if applicable, (vi) the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Closing Net Working Capital, and minus (vii) the SBA PPP Loan Escrow Amount, if any.
“Notice of Claim” is defined in Section 9.5(a).
“Olshan” means Olshan Frome Wolosky LLP.
“Outside Date” is defined in Section 8.1(b).
“Owned Real Property” is defined in Section 4.11(a).
“Ordinary Course of Business” or “in the Ordinary Course” means in accordance with the usage of trade prevailing in the industry in which the Business operates and in accordance with the Company’s and its Subsidiaries historical and customary day-to-day practices with respect to the activity in question or any COVID Action.
“Parent” is defined in the Preamble.

“Parent Consolidated Group” means the consolidated group of affiliated corporations of which Parent is the common parent.
“Parties” means Buyer, the Company, Parent and Seller, and “Party” means any of the Parties.
“Payoff Letters” is defined in Section 7.2(i).
“Pending Claim Amount” is defined in Section 9.6(a).
“Permits” means all licenses, permits, certificates, variances, exemptions, franchises and other approvals or authorizations issued, granted, given, required or otherwise made available by any Governmental Entity.
“Permitted Liens” means Liens for (i) Taxes, if such Taxes are not yet due and payable or the Person is contesting them in good faith and has established adequate reserves for them; and (ii) unrecorded workmen’s, repairmen’s or other similar Liens incurred in the Ordinary Course of Business in respect of obligations which are not overdue, (iii) minor title defects, minor encroachments and recorded covenants, conditions, easements or restrictions which do not, individually or in the aggregate, impair in any material respect the continued use, occupancy, value or marketability of title of the property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Company and its Subsidiaries, (iv) pledges or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other programs required by applicable Law, (v) any Lien against or affecting leased property which is not a material violation of the lease for such property or is not created by or otherwise arising as a result of actions of the Company or any of its Subsidiaries, and (vi) the matters set forth on Section 4.11(a)(i) of the Disclosure Letter.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Personal Property Lease” is defined in Section 4.13(a)(iv).
“Post-Closing Adjustment” is defined in Section 2.2(e).
“Post-Closing Tax Period” means (i) any taxable period ending after the Closing Date, and (ii) the portion of any Straddle Period ending after the Closing Date.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date, and (ii) the portion of any Straddle Period ending on the Closing Date.
“Real Property” is defined in Section 4.11(a).
“Real Property Lease” and “Real Property Leases” are defined in Section 4.11(a).

“Registered Intellectual Property” means all patents, registered copyrights, registered trademarks and servicemarks, and Internet domain name registrations, and all applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.
“Release” has the meaning set forth in Section 101(22) of CERCLA.
“Response Notice” is defined in Section 9.5(b).
“Reverse Termination Fee” is defined in Section 8.2.
“SBA” means the United States Small Business Administration.
“SBA PPP Forgiveness Applications” is defined in Section 4.27.
“SBA PPP Loan” means any loan obtained by the Company or any of its Subsidiaries under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).
“SBA PPP Loan Date” means the date on which the Company or any of its Subsidiaries received the proceeds of an SBA PPP Loan.
“SBA PPP Loan Escrow Amount” is defined in Section 6.14(b).
“SBA PPP Loan Lender” means the lender servicing each of the SBA PPP Loans.
“Section 338(h)(10) Consideration” is defined in Section 10.10(b).
“Section 338(h)(10) Election” is defined in Section 10.10(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” is defined in the Preamble.
“Seller Indemnified Parties” is defined in Section 9.2(b).
“Seller Indemnitors” is defined in Section 9.2(a).
“Seller Parties” means, collectively, Seller, Parent and the Company.
“Shares” is defined in the Recitals.
“Small Business Act” means the Small Business Act, 15 U.S. Code, Chapter 14A – Aid to Small Business.
“Software” means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations in digital form, including any and all data and collections of data in digital form, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, functional and technical specifications, relating to any of the foregoing.
“Specified Termination” is defined in Section 8.1(c).
“Standalone Tax Return” means any Company Tax Return, that either (a) includes only and exclusively the Company or its Subsidiaries or (b) any Company Tax Return filed on a consolidated, combined, unitary or similar basis with respect to which the Company is the common parent (as defined in Section 1504 of the Code), or any other acting in a similar capacity with respect to such Company Tax Return under applicable Law.
“Stipulated Amount” is defined in Section 9.5(e).
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” of any Person means (i) a corporation of which such Person owns or controls such number of the voting securities which is sufficient to elect at least a majority of its Board of Directors or (ii) a partnership or limited liability company of which such Person (either alone or through or together with any other Subsidiary) is the general partner or managing entity.
“Target Closing Net Working Capital” means $856,000.
“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, escheat, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration, value added, surtax, capital gains, goods and services, registration, alternative or add-on or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.
“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or imposition of any Tax.
“Terminated Employees” is defined in Section 6.9.
“Transaction Documents” means this Agreement and the other agreements and instruments to be executed and delivered in connection herewith.

“Transaction Expenses” means all fees, costs and expenses (including investment bankers and financial advisors, attorneys’ and accountants’ fees, costs and expenses except as specifically set forth below) incurred by the Company (on behalf of the Company, Parent or Seller) in connection with the transactions contemplated by this Agreement.
“Transfer Taxes” is defined in Section 10.1(g).
“Unresolved Indemnity Escrow Claim” is defined in Section 9.6(a).
ii..Construction.
(1)Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(2)The words “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.
(3)Except ‘as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Exhibits” and “Schedules” are intended to refer to the Articles and Sections of this Agreement, and to the Exhibits and Schedules to this Agreement, including the Disclosure Letter, as the context may require. All such Exhibits and Schedules, including the Disclosure Letter, shall be deemed a part of, and are hereby incorporated by reference into, this Agreement.
(4)As used in this Agreement, a document shall be deemed to have been “made available” to Buyer if, prior to the date of this Agreement and through the date of this Agreement, such document has been made available for viewing by Buyer in the Data Room.
(5)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Article XII.
GENERAL PROVISIONS
i..Further Assurances. Following the execution of this Agreement, and following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
ii..Expenses. Except as otherwise specifically provided herein, each Party shall bear its own transaction expenses in connection with this Agreement and the transactions contemplated hereby.

iii..Public Announcements. No public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable Law or the rules or regulations of any stock exchange or applicable Governmental Entity to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to provide the other Party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party. The Parties may make additional announcements that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the substance of this Agreement without consent.
iv..Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if properly addressed as provided below as follows: (a) when delivered by hand (with written confirmation of receipt); (b) one day after being sent if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient:
(1)If to Buyer (or to the Company after the Closing), to:
Knob Creek Acquisition Corp.
564 N. Knob Creek Road
Seymour, TN 37865
Attn: Patrick J. Doyle
E-mail: pjdoyle@dirs2u.com

with a copy (which shall not constitute notice) to:
Woolf, McClane, Bright,
Allen & Carpenter, PLLC
900 South Gay Street, Suite 900
Knoxville, TN 37902
Attention: R. Joseph Parkey, Jr., Esq.
E-mail: jparkey@wmbac.com

(2)if Seller or Parent, to:
DIGIRAD Corporation
1048 Industrial Court
Suwanee, GA 30024
Attention: Matthew Molchan
E-mail: matt.molchan@digirad.com

with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Adam Finerman, Esq.
E-mail: AFinerman@olshanlaw.com

v..Entire Agreement. This Agreement, the Exhibits and the Schedules hereto, including the Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
vi..Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
vii..Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
viii..Successors and Assigns; Assignment; Parties in Interest.
(1)This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns (if any). Except as otherwise specifically provided herein, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties.
(2)Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a Party any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement, except that the indemnification provisions of this Agreement are intended to benefit the Indemnified Parties, and all such intended third-party beneficiaries shall be entitled to enforce such provisions of this Agreement.
ix..Amendment; Waiver. This Agreement may be amended by the Parties only by execution of an instrument in writing signed by Buyer and Seller. At any time prior to the Closing, any Party hereto may (a) extend the time for the performance of any of the obligations of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement by any Party to any such extension or waiver shall be valid only if, and to the extent that, set forth in an instrument in writing signed on behalf of such Party. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
x..Governing Law; Venue.
(1)This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without giving effect to conflicts of law or choice of law provisions thereof.
(2)Unless otherwise explicitly provided in this Agreement, any Legal Action relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in Atlanta, Georgia. Each Party (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court of competent jurisdiction located in the State of Georgia, in connection with any such Legal Action, (ii) agrees that each such court shall be deemed to be a convenient forum and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such Legal Action commenced in any such court, any claim that such Party is not subject personally to the jurisdiction of such court, that such Legal Action has been brought in an inconvenient forum, that the venue of such Legal Action is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
xi..Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LITIGATION, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION THAT INVOLVES THE DEBT FINANCING SOURCES). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.
xii..Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
xiii..Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any Party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other Party that requests such original counterpart, it being understood and agreed that the failure to deliver any such original counterpart upon request shall not affect the binding nature of the signature page delivered by facsimile or electronic image transmission.
xiv..Waiver of Privilege. The Parties hereby acknowledge and agree that, as to all communications between Olshan, on the one hand, and the Parent, Seller and the Company (prior to the Closing), on the other hand, that relate to this Agreement or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Parent and Seller and shall not pass to or be claimed by Buyer or the Company (after the Closing) in the event of a legal dispute with Parent or Seller.
xv..Conflict Waiver. Each Party hereby acknowledges and agrees that (a) at the Closing, the attorney-client relationship between Olshan and the Company shall terminate, and (b) Olshan in the future may represent Parent and it subsidiaries, including Seller (and any of their respective heirs, executors, administrators, Affiliates, successors and assigns) (individually, a “Stockholder Party” and collectively, the “Stockholder Parties”) in any matter, including any dispute, negotiation, controversy, arbitration or litigation which may arise between any Stockholder Party on the one hand, and Buyer or the Company (and any of their respective Affiliates, successors and assigns) (collectively, the “Buyer Entities”), on the other hand, with respect to this Agreement or the transactions contemplated hereby, even if such matters are directly adverse to the Company and each of the other Buyer Entities, and each of the Company and the other Buyer Entities hereby consents to such representation. Olshan will not be required to notify the Company or any other Buyer Entity of any such representation as it arises. In connection with any such representation by Olshan of any one or more of the Stockholder Parties in any matter with respect to this Agreement or the transactions contemplated hereby in which the Buyer Entities are adverse, the Company and each other Buyer Entity hereby waives any duty of confidentiality or attorney-client privilege which may have arisen as a result of Olshan’s representation of the Company, the Seller and Parent. The Company and each other Buyer Entity understands that it is being asked now to waive future conflicts as described above without knowledge as to the specifics of those conflicts because the waiver pertains to future facts and events. This consent and waiver is intended to be for the benefit of Olshan and effective in all jurisdictions in which Olshan practices, and to extend to any rights conferred on the Company or any other Buyer Entity by the professional rules of conduct of any such jurisdiction and any other statute, rule, decision or common law principle relating to conflicts of interest that may otherwise be applicable.
[The remainder of this page has been intentionally left blank. Signature page follows.]

In Witness Whereof, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first written above.
SELLER:
Project Rendezvous Acquisition Corporation
By: /s/ Matthew G. Molchan_____________
Name: Matthew G. Molchan
Its: President
PARENT:
Digirad Corporation
By: /s/ Matthew G. Molchan_____________
Name: Matthew G. Molchan
Its: President and Chief Executive Officer
COMPANY:
DMS Health Technologies, Inc.
By: /s/ Matthew G. Molchan_____________
Name: Matthew G. Molchan
Its: President
BUYER:
Knob Creek Acquisition Corp.
By: /s/ Patrick J. Doyle_________________
Name: Patrick J. Doyle
Its: President